Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

among

SENSUS WORLDWIDE LIMITED,

SENSUS INDUSTRIES LIMITED,

SENSUS USA INC.,

XYLEM INC.

and

XYLEM LUXEMBOURG S.À R.L.

Dated as of August 15, 2016

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-iii-

-iv-

-v-

EXHIBITS

Exhibit A	–	Purchase Price Allocation

SCHEDULES

Schedule I	–	Target Working Capital

DISCLOSURE SCHEDULE

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of August 15, 2016, by and among SENSUS WORLDWIDE LIMITED, an exempted company incorporated under the laws of Bermuda (“Sensus Worldwide”), SENSUS INDUSTRIES LIMITED, an exempted company incorporated under the laws of Bermuda (“Sensus Industries”), and SENSUS USA INC., a Delaware corporation (“Sensus USA” in its capacity as the holder of the Sub Shares and, together with Sensus Worldwide and Sensus Industries, “Sellers”), on the one hand, and XYLEM INC., an Indiana corporation (“US Buyer”), and XYLEM LUXEMBOURG S.À R.L., a Luxembourg société à responsabilité limitée (“Lux Buyer” and, together with US Buyer, “Buyers”), on the other hand. Certain capitalized terms used herein are defined in ARTICLE I. Sellers and Buyers are referred to collectively herein as the “Parties” and each, a “Party”.

W I T N E S S E T H:

WHEREAS, Sensus Worldwide is the owner of all of the issued and outstanding equity interests (the “US Shares”) of Sensus USA;

WHEREAS, Sensus Industries is the owner of all of the issued and outstanding equity interests (the “Luxco Shares”) of Sensus Metering Systems (Luxco 1) S.À R.L., a Luxembourg société à responsabilité limitée (“Sensus Lux”);

WHEREAS, Sensus USA is the owner of all of the issued and outstanding equity interests (the “Sub Shares” and, together with the US Shares and the Luxco Shares, the “Shares”) of Sensus Metering Systems do Brasil Ltda, a sociedade limitada organized under the laws of Brazil (“Sensus Brazil”), Sensus de Mexico, S. de RL de CV, a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“Sensus Mexico”), Sensus Chile S.A., a sociedad anónima organized under the laws of Chile (“Sensus Chile”), and Sensus Canada Inc., a Canadian corporation (“Sensus Canada” and, together with Sensus USA, Sensus Lux, Sensus Brazil, Sensus Mexico and Sensus Chile, the “Companies” and each, a “Company”); and

WHEREAS, (i) Sensus Industries and Sensus USA wish to sell, and Lux Buyer wishes to purchase, the Luxco Shares and the Sub Shares, and (ii) immediately thereafter, Sensus Worldwide wishes to sell, and US Buyer wishes to purchase, the US Shares, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Accounting Principles” shall mean GAAP and the accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Companies and the Subsidiaries in the preparation of the March 31, 2016 Financial Statements (provided, that in the event of a conflict between GAAP and the accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Companies and the Subsidiaries in the preparation of the March 31, 2016 Financial Statements, GAAP shall prevail); provided, that Accounting Principles and the calculation of Cash, Indebtedness, Working Capital and Seller Transaction Expenses (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) shall be based on facts and circumstances as they exist at the Determination Time and shall exclude the effect of any act, decision or event occurring from and after the Closing, (c) shall follow the defined terms contained in this Agreement and (d) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Adjustment Escrow Account” shall have the meaning set forth in Section 2.3(b)(iii).

“Adjustment Escrow Agreement” shall mean the Adjustment Escrow Agreement, dated the Closing Date, among Sensus Worldwide, the Escrow Agent, and US Buyer, in the form to be mutually agreed by the Parties and the Escrow Agent.

“Adjustment Escrow Amount” shall have the meaning set forth in Section 2.3(b)(iii).

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” (including the terms “controlling”, “under common control with” and “controlled by”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a majority of the outstanding voting securities, by contract or otherwise.

“Affiliate Agreement” shall have the meaning set forth in Section 3.18.

“Agreement” shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended, restated or otherwise modified from time to time.

“Allocation” shall have the meaning set forth in Section 2.5.

“Antitrust Law” shall have the meaning set forth in Section 5.5(b).

“Applicable Law” shall have the meaning set forth in Section 3.14(a).

“Benefit Plans” shall have the meaning set forth in Section 3.10(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by Applicable Law or other action of a Governmental Authority to close.

“Buyer Releasee” shall have the meaning set forth in Section 9.2(a).

“Buyer Releasor” shall have the meaning set forth in Section 9.2(a).

“Buyers” shall have the meaning set forth in the Preamble.

“Cash” shall mean, as of a specified date, the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits of the Companies and the Subsidiaries, determined in accordance with Accounting Principles, provided, that “Cash” shall exclude cash and cash equivalents held in escrow. For avoidance of doubt, Cash shall (a) be calculated net of issued but uncleared checks and drafts written or issued by the Companies and the Subsidiaries as of the Determination Time, and (b) include checks and drafts deposited for the account of the Companies and the Subsidiaries. For purposes of determining the Estimated Cash, the Parties shall convert any amounts stated in currency other than Dollars into Dollars at the rate of exchange used to calculate the Target Working Capital, which is set forth on Schedule I attached hereto. For purposes of determining the Final Cash, the Parties shall convert any amounts stated in currency other than Dollars into Dollars at the rate of exchange used to calculate the Target Working Capital, which is set forth on Schedule I attached hereto.

“Change in Control Plan” means (a) the Sensus Change in Control Bonus Plan and (b) the Sensus Change in Control Bonus Agreement, dated March 11, 2016, between Louis D’Ambrosio and Sensus USA.

“Claims” shall have the meaning set forth in Section 9.2(a).

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Closing Date Statement” shall have the meaning set forth in Section 2.4(c)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Act” shall have the meaning set forth in Section 3.3.

“Company” and “Companies” shall have the meanings set forth in the Preamble.

“Competing Transaction” shall have the meaning set forth in Section 5.3.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated May 20, 2016, between Sensus Worldwide and US Buyer relating to the transactions contemplated hereby.

“Contamination” or “Contaminated” shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media to an extent that a Remedial Action is required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Continuing Employee” shall have the meaning set forth in Section 5.10(a).

“Contract” shall mean any agreement, including any loan agreement, credit agreement, note, bond, mortgage, indenture, license, lease or other understanding or arrangement, that is legally binding on any Company or any Subsidiary.

“CS Pay-off Letter” shall have the meaning set forth in Section 2.3(b)(iv)(B).

“Debt Financing” shall have the meaning set forth in Section 5.16(a).

“Debt Financing Source Parties” shall mean any Person (other than Buyers or any of their Affiliates) that has committed to provide or arrange or otherwise entered into agreements in connection with providing the Debt Financing or any portion thereof or other financings in connection with the transactions contemplated hereby, and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, each together with their respective former, current and future equityholders, controlling persons, Affiliates, officers, employees, consultants, professional advisors, members, managers, general or limited partners or successors or assignees of such Persons and/or their respective Affiliates, successors and assigns.

“Deferred Costs” shall mean deferred costs associated with Deferred Revenues, including costs related to multi-element contracts that have been deferred as of the measurement date under Accounting Standards Update (ASU) No. 2009-13 Multiple-Deliverable Revenue Arrangements (“ASU No. 2009-13”) and Accounting Standards Update (ASU) No. 2009-14, Certain Revenue Arrangements that Include Software Elements (“ASU No. 2009-14”).

“Deferred Revenues” shall mean deferred revenues under customer Contracts, including revenues of the Companies and the Subsidiaries related to multi-element contracts that have been deferred as of the measurement date under Accounting Standards Update (ASU) No. 2009-13 Multiple-Deliverable Revenue Arrangements (“ASU No. 2009-13”) and Accounting Standards Update (ASU) No. 2009-14, Certain Revenue Arrangements that Include Software Elements (“ASU No. 2009-14”).

“Designated Contacts” shall have the meaning set forth in Section 5.1(a).

“Determination Time” shall mean 11:59 p.m. (Eastern Time) on the calendar day immediately preceding the Closing Date; provided that, notwithstanding the foregoing, all effects arising from the consummation of the transactions contemplated hereby will be disregarded for the purpose of making any determination, except with respect to the determination of Seller Transaction Expenses, as of the Determination Time.

“Disclosure Schedule” shall mean the Disclosure Schedule attached hereto and delivered by Sellers to Buyers on the date of this Agreement.

“Disputed Item” shall have the meaning set forth in Section 2.4(e).

“DOJ” shall have the meaning set forth in Section 5.5(b).

“Employees” shall mean any current or former director, officer, manager, employee, or consultant of any Company or any of the Subsidiaries.

“Environmental Law” shall mean any applicable foreign, federal, state or local statute, law, order, final non-appealable judgment, enforceable decree, regulation, code or ordinance pertaining to (a) the management, handling, manufacture, use, storage, transportation, treatment, disposal, release or remediation of Hazardous Substances, (b) the exposure of persons to Hazardous Substances, or (c) the protection of the environment, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, and the Toxic Substances Control Act, all as amended, and any regulations promulgated pursuant to these applicable laws or any analogous foreign, state or local laws, each as in existence on the date hereof.

“Environmental Permits” shall mean any permit, license, consent, waiver, exemption, registration, approval or authorization required under any Environmental Law for the operations of the business as currently conducted or for the performance of any Remedial Action required under Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean HSBC Bank USA, a New York banking corporation, or another financial institution designated by Seller and Buyer.

“Estimated Cash” shall have the meaning set forth in Section 2.4(a)(ii)(A).

“Estimated Indebtedness” shall have the meaning set forth in Section 2.4(a)(ii)(A).

“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.4(a)(ii)(A).

“Estimated Working Capital” shall have the meaning set forth in Section 2.4(a)(ii)(A).

“Expenses” shall have the meaning set forth in Section 8.2.

“FCC” shall have the meaning set forth in Section 3.3.

“FCC Authorizations” shall have the meaning set forth in Section 3.14(f).

“FCC Rules” shall have the meaning set forth in Section 5.6(b).

“Final Cash” shall have the meaning set forth in Section 2.4(e).

“Final Closing Date Statement” shall have the meaning set forth in Section 2.4(e).

“Final Indebtedness” shall have the meaning set forth in Section 2.4(e).

“Final Purchase Price” shall have the meaning set forth in Section 2.4(b).

“Final Working Capital” shall have the meaning set forth in Section 2.4(e).

“Financial Statements” shall mean the following:

(a) the audited consolidated financial statements of Sensus Worldwide and its subsidiaries for each of the fiscal years ended March 31, 2016 and March 31, 2015 (including all notes thereto) which are included in the Disclosure Schedule consisting of the consolidated balance sheet at such date and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for each fiscal year then ended; and

(b) the unaudited consolidated financial statements of Sensus Worldwide and its subsidiaries as of June 30, 2016, which are included in the Disclosure Schedule, consisting of the consolidated balance sheet at such date and the related consolidated statements of operations and cash flows for the three-month period then ended.

“Foreign Antitrust Approvals” shall mean the actions, filings or approvals set forth in Section 1.1 of the Disclosure Schedule.

“Foreign Benefit Plan” shall have the meaning set forth in Section 3.10(e).

“Foreign Competition Laws” shall have the meaning set forth in Section 5.5(a).

“Fraud” means an act committed by a Party with intent to deceive another Party and requires (a) a false representation of any material fact or matter set forth in this Agreement (including the Disclosure Schedules hereto) or any Related Agreement; (b) with knowledge that, or a reckless disregard that, such representation is false; (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Party, justifiably relying upon such false representation, to take or refrain from taking action; and (e) causing that Party to suffer damage. For the avoidance of doubt, the failure by any Party to include any information in the Disclosure Schedules or any attachments thereto with the intent to deceive another Party shall be considered a false representation for purposes of this definition.

“FTC” shall have the meaning set forth in Section 5.5(b).

“GAAP” shall mean U.S. generally accepted accounting principles, applied on a consistent basis.

“Governing Documents” shall mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” shall mean any U.S., state, local or foreign governmental, regulatory or administrative body, agency, authority, commission, body or other governmental entity or any court or judicial authority or arbitration tribunal, whether national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Applicable Law, statute, regulation, order or decree.

“GS Fee Letter” shall mean that certain letter agreement, dated December 13, 2003, among The Jordan Company, L.P., Sensus USA and Goldman, Sachs & Co.

“GS Pay-off Letter” shall have the meaning set forth in Section 2.3(b)(iv)(C).

“Guarantees” shall have the meaning set forth in Section 5.18.

“Hazardous Substance” shall mean any substance, material or waste that is regulated or governed under Environmental Law as dangerous or deleterious to human health and environment, including, without limitation: (a) any substance, material or waste that is defined, used or listed as “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “solid waste,” “pollutant” or “contaminant” under any Environmental Law, (b) any asbestos or asbestos containing materials, (c) petroleum or any petroleum-based product, (d) any polychlorinated biphenyl, (e) lead or lead-based paint or (f) radioactive substance, material or waste.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Income Tax” shall mean any federal, state, local, or non-U.S. Tax measured by or imposed on net income or passive income (however denominated), including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” shall mean, as of any particular time with respect to the Companies and the Subsidiaries, without duplication, (a) the unpaid principal amount, the accrued and unpaid interest, and any premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) in respect of (i) all indebtedness for borrowed money (including the Senior Credit Agreement), (ii) all indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Companies or their respective Affiliates thereunder), (b) all obligations of the Companies and the Subsidiaries under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Companies and the Subsidiaries, (c) all liabilities with respect to any current or former employee, officer or director of the Companies or any of the Subsidiaries that arise before or on the Closing Date relating to accrued but unpaid bonuses for any fiscal year completed on or before March 31, 2016, and any employment Taxes payable by the Companies or any of the Subsidiaries with respect to the foregoing, (d) to the extent not paid on the Closing Date, any accrued and unpaid management fees pursuant to the TJC Consulting Agreement or otherwise owing to The Jordan Company, L.P. or Goldman, Sachs & Co., (e) all guarantees provided by any Company and the Subsidiaries in respect of the indebtedness or obligations referred to in clauses (a) through (d), and any “keep-well” or other agreement to maintain any financial statement condition of any other Person and obligations under any letter of credit, in each case, to the extent drawn upon at Closing, and (f) all obligations of the type referred to in clauses (a) through (e) of any third Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Companies or any of the Subsidiaries (whether or not such obligation is assumed by the Companies or any of the Subsidiaries), provided, in the case of this clause (f), that if any of the Companies or any of the Subsidiaries has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the lesser of (i) the principal amount of the obligations being secured, and (ii) the fair market value of the encumbered property or asset. Notwithstanding the foregoing, “Indebtedness” shall not include any obligation in respect of (A) letters of credit to the extent not drawn upon, (B) non-cancellable purchase commitments, (C) surety bonds and performance bonds, in each case, to the extent not drawn upon, (D) accounts payable, (E) operating leases to the extent not required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Companies and the Subsidiaries, and (F) intercompany indebtedness and other balances between or among the Companies and the Subsidiaries. For purposes of ARTICLE II of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Determination Time (but before taking into account the consummation of the transactions contemplated hereby).

“Initial Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Insurance Policies” shall have the meaning set forth in Section 3.9.

“Intellectual Property” shall mean, in any jurisdiction, (a) letters patent and patent applications (including without limitation reissues, reexaminations, continuations, provisionals, divisionals, continuations-in-part, extensions, revisions, renewals, reviews, substitutions and counterparts thereof in any jurisdiction) and other patent rights (including inventor’s certificates, petty patents and patent utility models), (b) trademarks, service marks, trade names, business names, corporate names, Internet domain names, logos, trade dress or other indicia of source or origin, whether registered or unregistered, together with all goodwill associated therewith or symbolized thereby, including all applications and registrations therefor, (c) works of authorship, copyrights and copyrighted works (whether registered or unregistered), including Software, and all copyright registrations and applications for registrations for copyright, including any renewals, extensions, restorations and reversions thereof, and (d) trade secrets, know how, confidential and proprietary information, inventions, discoveries and ideas, processes, schematics, databases, formulae, drawings, prototypes, models, methodologies, designs and customer lists.

“IT Systems” shall have the meaning set forth in Section 3.7(g).

“Key Customer” shall have the meaning set forth in Section 3.19.

“Knowledge of Sellers” shall mean the actual knowledge, after reasonable inquiry considering the role of the applicable individual and subject matters over which a Person in such role would reasonably have oversight, of Louis D’Ambrosio, Dennis R. Bays, Courtney Enghauser, Colin Flannery, Michael McGann and David Ayers.

“Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of Sensus Worldwide and its subsidiaries, dated as of June 30, 2016.

“Leased Real Property” shall have the meaning set forth in Section 3.16(a)(i).

“Legal Proceeding” shall have the meaning set forth in Section 3.13.

“Licenses” shall have the meaning set forth in Section 3.14(d).

“Lien” shall mean any lien, encumbrance, mortgage, charge, claim, restriction, pledge, security interest, title defect, easement, right of way, covenant and encroachment.

“Lux Buyer” shall have the meaning set forth in the Preamble.

“Luxco Shares” shall have the meaning set forth in the Recitals.

“Material Adverse Effect” shall mean any change, event, occurrence, result, state of facts or effect that (a) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Companies and the Subsidiaries, taken as a whole, or (b) prevents or materially delays the consummation of the transaction contemplated hereby; provided, however, that in determining whether there has been or would be a Material Adverse Effect under clause (a) only, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries or markets in which the Companies and the Subsidiaries operate; (ii) the taking of any action expressly required by this Agreement; (iii) the negotiation, entry into or public announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any suit, action or proceeding in connection with the transactions contemplated by this Agreement; (iv) pandemics, earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events; (v) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vi) any changes or prospective changes in Applicable Law, regulations or accounting rules, including GAAP or interpretations thereof occurring after the date hereof, or any changes after the date hereof in the interpretation or enforcement of any of the foregoing; and (vii) the mere failure by the Companies or the Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any circumstance underlying such failure has resulted in or contributed to a Material Adverse Effect); provided, however, that in the case of clauses (i) and (iv) through (vi) above, such event, change, occurrence, result, state of facts or effect does not have a disproportionate effect on the Companies and the Subsidiaries, taken as a whole, as compared to other companies operating in the same industry as the Companies and the Subsidiaries.

“Material Contracts” shall have the meaning set forth in Section 3.8(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of the Code.

“Objection Notice” shall have the meaning set forth in Section 2.4(e).

“Open Source Software” shall mean any Software that is distributed as “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Owned Intellectual Property” shall mean Intellectual Property owned, or purported to be owned, in whole or in part by any Company or the Subsidiaries.

“Owned Real Property” shall have the meaning set forth in Section 3.16(b).

“Parties” shall have the meaning set forth in the Preamble.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or for which adequate reserves are maintained on the financial statements of the Companies and the Subsidiaries as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations; (d) all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property; (e) all applicable zoning and other land use and environmental regulations or restrictions imposed in accordance with Applicable Law; (f) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Companies or the Subsidiaries or any of their respective properties; (g) Liens securing the obligations of the Companies or the Subsidiaries under or in respect of the Senior Credit Agreement, solely to the extent such Liens shall be released at Closing; (h) Liens set forth in Section 1.2 of the Disclosure Schedule; (i) Liens which shall be removed prior to or at the Closing; (j) purchase money Liens and Liens securing rental payments under capital lease arrangements; (k) Liens of lessors and licensors arising under lease agreements or license arrangements that have been made available or delivered to Buyers prior to the date of this Agreement; and (l) other Liens arising in the ordinary course of business consistent with past practice which were not incurred in connection with the borrowing of money and do not interfere with the business of the Companies or the Subsidiaries.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other entity of any kind.

“Pre-Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Protected Communications” shall mean, prior to Closing, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of Sellers, the Companies, the Subsidiaries or any of their respective Affiliates, equity holders, directors, officers, employees, agents, advisors (including Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co.) and attorneys (including Mayer Brown LLP and Conyers Dill & Pearman Limited) to the extent relating to or in connection with the negotiation, execution or consummation of the transactions contemplated by this Agreement, the events and negotiations leading to this Agreement or any of the transactions contemplated herein.

“Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Real Property Leases” shall have the meaning set forth in Section 3.16(a)(i).

“Referral Firm” shall have the meaning set forth in Section 2.4(e).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.7(a).

“Related Agreement” shall mean the Adjustment Escrow Agreement, the certificates delivered pursuant to Sections 2.2(b)(viii) and (c)(ii), and any other Contract which is or is to be entered into by Buyers, the Companies and/or Sellers at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Related Party” shall mean, with respect to any specified Person (i) any Affiliate of such specified Person, and any director, officer, executive employee, general partner or managing member of such Affiliate and (ii) any Person who serves as a director, officer, executive employee, partner, or member, of, or in a similar capacity for, such specified Person.

“Remedial Action” shall mean any action taken to investigate, abate, remediate, remove or mitigate (a) any violation of Environmental Law, (b) any Contamination of any property owned, leased or occupied by the Companies or the Subsidiaries or (c) any release or threatened release of Hazardous Substances. Without limitation, Remedial Action shall include any remedial action, removal or response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601, or any “corrective action” as that term has been construed by governmental authorities pursuant to 42 U.S.C. § 6924 as of the Closing Date.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Releasee” shall have the meaning set forth in Section 9.2(b).

“Seller Releasor” shall have the meaning set forth in Section 9.2(b).

“Sellers” shall have the meaning set forth in the Preamble.

“Seller Transaction Expenses” shall mean (a) all transaction fees and expenses incurred or payable by or on behalf of the Companies or any of the Subsidiaries in respect of the process of selling the Companies and the Subsidiaries, the negotiation, preparation and execution of this Agreement and the Related Agreements, and the performance and consummation of the transactions contemplated hereby and thereby, including those of all attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of the Companies or any of the Subsidiaries; (b) bonuses, retention payments and other change-of-control or similar payments made to directors, officers or employees by the Companies or any of the Subsidiaries, including all obligations and liabilities under the Change in Control Plan, in connection with this Agreement and the transactions contemplated hereby (whether such amounts are due at Closing or following the Closing), including any Taxes or employer matching contributions payable in connection therewith or with the settlement of options or restricted stock grants, as applicable (but excluding, for the avoidance of doubt, any “double-trigger” severance or similar payments caused by actions taken by Buyers after the Closing); (c) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the transactions contemplated hereby (including any process run by or on behalf of the Companies in connection with such transactions); and (d) any brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of the Companies in connection with such transactions) to the extent that any such broker, finder or similar intermediary has been engaged by or on behalf of the Companies or their respective Affiliates. For the avoidance of doubt, Seller Transaction Expenses shall include all amounts payable pursuant to Section 2.3(b)(iv).

“Senior Credit Agreement” shall mean that certain Credit Agreement, dated April 5, 2016, by and among Sensus USA, Sensus Worldwide, the Lenders (as therein defined), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent and Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC and BMO Capital Markets Corp., as Joint Bookrunners and Joint Lead Arrangers, as amended, restated or otherwise modified from time to time and, in each case, all agreements and documents executed in connection therewith.

“Senior Lenders” shall mean the lenders party to the Senior Credit Agreement.

“Senior Lenders Pay-off Letter” shall have the meaning set forth in Section 2.3(b)(i).

“Sensus Brazil” shall have the meaning set forth in the Recitals.

“Sensus Canada” shall have the meaning set forth in the Recitals.

“Sensus Chile” shall have the meaning set forth in the Recitals.

“Sensus Industries” shall have the meaning set forth in the Recitals.

“Sensus Lux” shall have the meaning set forth in the Recitals.

“Sensus Mexico” shall have the meaning set forth in the Recitals.

“Sensus USA” shall have the meaning set forth in the Preamble.

“Sensus Worldwide” shall have the meaning set forth in the Preamble.

“Shares” shall have the meaning set forth in the Recitals.

“Software” shall mean any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing.

“Specified FCC Authorizations” shall mean (x) the FCC Authorizations set forth in Section 3.14(f)(iv) of the Disclosure Schedule, and (y) certain of the FCC Authorizations set forth in Section 3.14(f)(v) of the Disclosure Schedule as follows: (1) to the extent the population covered by such FCC Authorizations is 2% or less as set forth in Section 3.14(f)(v) of the Disclosure Schedule, 100% of such FCC Authorizations shall constitute “Specified FCC Authorizations,” (2) to the extent the population covered by such FCC Authorizations is between 2% and 10% as set forth in Section 3.14(f)(v) of the Disclosure Schedule, 50% of such FCC Authorizations shall constitute “Specified FCC Authorizations,” and (3) to the extent the population covered by such FCC Authorizations is more than 10% as set forth in Section 3.14(f)(v) of the Disclosure Schedule, 25% of such FCC Authorizations shall constitute “Specified FCC Authorizations.”

“Specified Products Reserves” shall mean short-term, long-term and net inventory reserves relating to (a) the Gen3/Gen 4 remote disconnect residential electric meters and (b) the iPERL residential water meters. The Specified Products Reserve equaled $40.3 million as of March 31, 2016.

“Sub Shares” shall have the meaning set forth in the Recitals.

“Subsidiaries” shall mean each Person of which at least 50% of the outstanding voting or equity interests are owned, directly or indirectly, or that is directly or indirectly controlled, by any Company, a true and complete list of which is included in Section 1.3 of the Disclosure Schedule.

“Surviving Covenants” shall have the meaning set forth in Section 9.1.

“Target Working Capital” shall mean $47,700,000, calculated as set forth in Schedule I attached hereto.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) shall mean (i) any and all federal, state, local, or non-U.S. net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, or any interest, penalties, or additions to tax incurred under Applicable Law with respect to taxes, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other written agreement to indemnify any other Person, other than any agreement entered into in the ordinary course of business the primary purpose of which is not Tax.

“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required or permitted to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“TJC Consulting Agreement” shall mean the TJC Management Consulting Agreement, dated December 17, 2003, by and among The Jordan Company, L.P., Sensus Worldwide Holdings Limited, Sensus Worldwide, Sensus Metering Systems (Bermuda 3) Ltd. (now known as Sensus Industries Limited) and Sensus USA.

“TJC Pay-off Letter” shall have the meaning set forth in Section 2.3(b)(iv)(A).

“Unreleased Guarantee” shall have the meaning set forth in Section 5.18.

“US Buyer” shall have the meaning set forth in the Preamble.

“US Shares” shall have the meaning set forth in the Recitals.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” shall mean, as of the date of determination, the difference between (a) all current assets (excluding (i) Cash, (ii) Deferred Costs and (iii) deferred Income Tax assets) of the Companies and the Subsidiaries minus (b) all current liabilities (excluding (i) Indebtedness, (ii) Deferred Revenues and (iii) Income Tax liabilities) of the Companies and the Subsidiaries, in each case, as of the Determination Time; provided, that in no event will the determination of “Working Capital” include (A) any intercompany indebtedness and other balances between or among the Companies and the Subsidiaries, (B) Seller Transaction Expenses or other items to the extent such items are taken into account in determining the Initial Purchase Price or Final Purchase Price or otherwise paid under Section 2.3(b), (C) any litigation and claims, including any settlements, unasserted claims and related allowances and the items set forth in Section 3.12 of the Disclosure Schedule, as well as any reserves and accruals established in respect thereof, (D) any liability, obligation or claims related to environmental matters, including without limitation, unasserted claims and related allowances and the items set forth in Section 3.14 of the Disclosure Schedule, as well as any reserves and accruals established in respect thereof, (E) any derivative, hedging, swap and similar assets or liabilities, (F) Specified Product Reserves, (G) any liability or obligation incurred by the Companies and the Subsidiaries in accordance with Section 5.12(b) or 5.13 and/or (H) any severance and restructuring cost related items, in each case as calculated in accordance with Schedule I. For purposes of this definition, including the calculation of “current assets” and “current liabilities,” the Parties shall convert any amounts stated in currency other than Dollars into Dollars at the rate of exchange used to calculate the Target Working Capital, which is set forth on Schedule I attached hereto.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, Sellers shall sell, transfer, assign, convey and deliver all right, title and interest in and to all of the Shares to Buyers, free and clear of all Liens (other than restrictions to which Buyers may be subject under applicable securities laws, including any corporate legal requirements to register the transfer of Shares), and Buyers shall purchase from Sellers all of the Shares, for the consideration specified in Section 2.3.

2.2 Closing.

(a) The Closing shall take place at the offices of Mayer Brown LLP, 1221 Avenue of the Americas, New York, New York 10020, at 9:00 A.M. on the date that is two (2) Business Days after the satisfaction or waiver of the conditions precedent set forth in ARTICLE VI and ARTICLE VII (excluding the conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date, and at such other time and place, as may be agreed in writing by Buyers and Sellers. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

(b) At or prior to the Closing, Sellers shall deliver the following to Buyers:

(i) duly executed original instruments of transfer for all the US Shares in favor of US Buyer, in a form to be mutually agreed by the Parties;

(ii) duly executed original instruments of transfer for all the Luxco Shares and the Sub Shares in favor of Lux Buyer, in a form to be mutually agreed by the Parties;

(iii) the Senior Lenders Pay-off Letters;

(iv) the TJC Pay-off Letter;

(v) the GS Pay-off Letter;

(vi) the CS Pay-off Letter;

(vii) the Adjustment Escrow Agreement, duly executed by Sensus Worldwide;

(viii) a certificate, dated the Closing Date, duly executed by an officer of each Seller certifying as to the matters set forth in Sections 6.1 and 6.2;

(ix) a certificate of the secretary, assistant secretary or equivalent Person of each Seller certifying resolutions of the board of directors of such Seller approving and authorizing the execution, delivery and performance of this Agreement and such Seller’s Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of such Seller);

(x) resignation letters effective as of the Closing from all officers and directors of the Companies and the Subsidiaries, other than those Buyers shall have specified in writing and delivered to the Companies and Sellers not less than five (5) Business Days prior to the Closing Date; and

(xi) a certificate stating that Sensus USA was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(c) At or prior to the Closing, Buyers shall deliver the following to Sellers:

(i) the Initial Purchase Price less the Adjustment Escrow Amount as provided in Section 2.3(a), by wire transfer of cash to such account or accounts as are designated in writing by Sellers to Buyers no later than two (2) Business Days prior to the Closing Date;

(ii) a certificate, dated the Closing Date, duly executed by an officer of each Buyer certifying as to the matters set forth in Sections 7.1 and 7.2; and

(iii) the Adjustment Escrow Agreement, duly executed by US Buyer and the Escrow Agent.

2.3 Payment of Initial Purchase Price.

(a) For purposes of this Agreement, the “Initial Purchase Price” will be an aggregate amount equal to:

(i) One Billion Seven Hundred Million ($1,700,000,000);

(ii) plus, Estimated Cash;

(iii) plus or minus, the amount by which the Target Working Capital falls short of or exceeds the Estimated Working Capital;

(iv) minus, Estimated Seller Transaction Expenses; and

(v) minus, Estimated Indebtedness.

(b) The Initial Purchase Price shall be set forth on the Pre-Closing Statement and be subject to adjustment as provided in Section 2.4. The Initial Purchase Price, as adjusted pursuant to Section 2.4 hereof, is referred to herein as the “Purchase Price”. At the Closing, Buyers shall pay the following amounts by wire transfer of immediately available funds:

(i) on behalf of the Companies, all principal of, interest on, premium, if any, expenses, break fees and other amounts owing to the Senior Lenders in respect of the Senior Credit Agreement, or such lesser amounts as may be negotiated between Sensus Worldwide and the Senior Lenders, as such amounts are set forth in the pay-off and discharge letter executed by the Senior Lenders and delivered to the Companies and Buyers at the Closing (the “Senior Lenders Pay-off Letter”);

(ii) on behalf of the Companies, the amount payable to each counterparty or holder of any indebtedness for borrowed money (other than the Senior Credit Agreement which is addressed in Section 2.3(b)(i) and, for the avoidance of doubt, shall only be paid once) in order to fully discharge such indebtedness and terminate all applicable obligations and liabilities of the Companies and any of their Affiliates related thereto, subject to receipt of pay-off letters in form and substance reasonably satisfactory to Buyers;

(iii) deposit $25,000,000 (the “Adjustment Escrow Amount”) to the escrow account established under the Adjustment Escrow Agreement (the “Adjustment Escrow Account”), which Adjustment Escrow Amount will be available pursuant to the terms and conditions of the Adjustment Escrow Agreement to satisfy the obligations of Sellers in respect of adjustments in favor of Buyers pursuant to Section 2.4(b);

(iv) on behalf of the Companies, (A) all accrued and unpaid management and consulting fees and expenses, investment banking and financial advisory fees and other fees and expenses in connection with this Agreement and the transactions contemplated hereby and any other amounts due under the TJC Consulting Agreement, as such amounts are set forth in the pay-off, termination and discharge letter executed by The Jordan Company, L.P. and delivered to the Companies and Buyers at the Closing (the “TJC Pay-off Letter”), (B) all amounts due under, including fees and expenses to Credit Suisse Securities (USA) LLC as investment banking and financial advisory fees and other fees and expenses pursuant to, a letter agreement with Sensus Worldwide dated December 10, 2015, in connection with this Agreement and the transactions contemplated hereby, as set forth in the pay-off letter executed by Credit Suisse Securities (USA) LLC and delivered to the Companies and Buyers at the Closing (the “CS Pay-off Letter”), and (C) all accrued and unpaid management and consulting fees and expenses, investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby and any other amounts due under (x) the GS Fee Letter and (y) the letter agreement with Sensus Worldwide dated December 11, 2015, in connection with this Agreement and the transactions contemplated hereby, as set forth in the pay-off, termination and discharge letter executed by Goldman, Sachs & Co. and delivered to the Companies and Buyers at the Closing (the “GS Pay-off Letter”);

(v) on behalf of the Companies, to the recipients thereof and subject to receipt of final invoices, an amount sufficient to pay the Estimated Seller Transaction Expenses (other than as set forth in Section 2.3(b)(iv)); provided that the amount of any retention bonuses (to the extent payable at Closing), option proceeds, restricted share grant (if no election pursuant to Section 83(b) of the Code was made in respect of such grant) proceeds or similar compensatory amounts payable to current employees of the Companies shall be paid on the first payroll date after the Closing Date through the Companies’ payroll system; provided, further, for the avoidance of doubt, any such retention or similar payments due to directors, former employees or other service providers of the Companies that are not employees shall be paid directly by Buyers as set forth in the “funds flow memo” referenced below; and

(vi) to Sellers the Initial Purchase Price less the Adjustment Escrow Amount.

(c) Each of the foregoing payments set forth in Sections 2.3(b)(i) and (iv) will be considered payments on behalf of Sensus USA and in respect of obligations and liabilities of the Companies or their applicable Subsidiaries. This Agreement does not constitute an obligation of the Companies to pay in full any obligations of the Companies for which separate pay-off amounts have been negotiated. Each of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as are indicated by Sellers in a “funds flow memo” to be delivered to Buyers by Sellers no later than two (2) Business Days prior to the Closing Date.

(d) The “funds flow memo” shall set forth an itemized list of all, and amounts of all, Seller Transaction Expenses, including the identity of each payee, dollar amounts owed (including timing of required payments), wire instructions and any other information necessary to effect the final payment in full thereof.

2.4 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, Sensus Worldwide shall deliver to Buyers a certificate (the “Pre-Closing Statement”), executed by Sensus Worldwide, setting forth (i) a good faith estimate of the consolidated balance sheet of the Companies and the Subsidiaries, as of the Determination Time, (ii) its good faith estimates of (A) Cash (the “Estimated Cash”), (B) Working Capital (the “Estimated Working Capital”), (C) any unpaid Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”) and (D) Indebtedness (the “Estimated Indebtedness”), in each case of the Companies and the Subsidiaries calculated on a consolidated basis as of the Determination Time and without giving effect to the transactions contemplated hereby (except in the case of Seller Transaction Expenses), together with reasonable supporting materials used in the preparation of the Pre-Closing Statement, and (iii) on the basis of the foregoing, a calculation of the Initial Purchase Price. The Pre-Closing Statement shall be prepared in good faith on a basis consistent with the Accounting Principles. Sellers shall provide Buyers an opportunity to review and discuss the Pre-Closing Statement and reasonable backup materials and shall consider any reasonable objection in good faith.

(b) Subsequent to the Closing and subject to Section 2.4(g), the Initial Purchase Price shall be:

(i) decreased by the amount (if any) by which Estimated Cash exceeds the Final Cash, or increased by the amount (if any) by which Final Cash exceeds Estimated Cash;

(ii) increased by the amount (if any) by which Final Working Capital exceeds Estimated Working Capital or decreased by the amount (if any) by which Estimated Working Capital exceeds Final Working Capital;

(iii) increased by the amount (if any) by which Estimated Seller Transaction Expenses exceeds the Final Seller Transaction Expenses, or decreased by the amount (if any) by which Final Seller Transaction Expenses exceeds Estimated Seller Transaction Expenses; and

(iv) increased by the amount (if any) by which Estimated Indebtedness exceeds the Final Indebtedness, or decreased by the amount (if any) by which Final Indebtedness exceeds Estimated Indebtedness.

The Initial Purchase Price, as so increased or decreased in accordance with this Section 2.4(b), shall be the “Final Purchase Price” hereunder.

(c) As soon as reasonably practicable, but not later than ninety (90) calendar days after the Closing Date, Buyers shall (i) prepare a statement of the calculation of Cash, Indebtedness, Seller Transaction Expenses and Working Capital, in each case as of the Determination Time, together with a calculation of the Final Purchase Price (the “Closing Date Statement”), and (ii) deliver the Closing Date Statement to Sensus Worldwide. The Closing Date Statement shall be prepared in good faith on a basis consistent with the Accounting Principles and the terms of this Agreement.

(d) In connection with the preparation and review of the Pre-Closing Statement and the Closing Date Statement, Buyers and Sellers shall, and shall cause the Companies (in the case of Sellers, prior to the Closing and, in the case of Buyers, during the period from and after the date of delivery of the Closing Date Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.4) to, provide the other Party and its representatives with reasonable access during normal business hours to the books and records, personnel, facilities and representatives of the Companies. Furthermore, each Party shall have the right to review the work papers of the other Party in connection with preparing and reviewing the Pre-Closing Statement, the Closing Date Statement and the calculation of the Final Purchase Price; provided, that the independent accountants of the Parties, if any, shall not be obligated to make any such work papers available unless and until the non-client Party has signed a customary confidentiality and hold harmless agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.

(e) Within forty-five (45) calendar days after its receipt of the Closing Date Statement, Sensus Worldwide shall inform Buyers in writing either (i) that the Closing Date Statement is acceptable or (ii) of any good faith objection to the Closing Date Statement, setting forth in reasonable detail the basis for such objection and the specific adjustment to amounts, determinations and calculations set forth on the Closing Date Statement that Sellers believe should be made (an “Objection Notice”). Any Objection Notice may reference disagreements in the calculations of Cash, Indebtedness, Seller Transaction Expenses and Working Capital as reflected on the Closing Date Statement not being calculated in accordance with the terms of this Agreement. Any amount, determination or calculation (or any component thereof) contained in the Closing Date Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If Sensus Worldwide does not timely deliver an Objection Notice with respect to the Closing Date Statement within such forty-five (45) calendar day period, the Closing Date Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such forty-five (45) calendar day period, Buyers and Sellers shall negotiate in good faith to resolve each dispute raised therein (each, a “Disputed Item”) and any resolution by them as to any such Disputed Item shall be final, conclusive and binding. If Buyers and Sellers, notwithstanding such good faith efforts, fail to resolve any Disputed Item within thirty (30) calendar days after Sensus Worldwide timely delivers an Objection Notice or such longer period as the Parties mutually agree in writing, then Buyers and Sellers shall jointly engage KPMG LLP or another mutually agreeable independent firm capable of serving as an accounting expert with relevant experience in resolving such disputes, which firm is not the regular auditing firm of Buyers or Sellers (the “Referral Firm”), to resolve only any remaining Disputed Items as soon as practicable thereafter (but in any event, within thirty (30) calendar days after engagement of the Referral Firm). All Disputed Items that are resolved between the Parties or are determined by the Referral Firm will be final, conclusive and binding on the Parties, absent manifest error. Upon the agreement of the Parties with respect to all Disputed Items, the decision of the Referral Firm with respect to all Disputed Items or Sellers’ failure to deliver an Objection Notice to Buyers within the 30-day period referred to above, the Closing Date Statement, as it may be adjusted (the “Final Closing Date Statement”), shall be final, conclusive and binding against the Parties hereto. The statements of Cash, Working Capital, Seller Transaction Expenses and Indebtedness set forth in the Final Closing Date Statement shall be the “Final Cash”, “Final Working Capital”, “Final Seller Transaction Expenses” and “Final Indebtedness”, respectively, for all purposes hereunder.

(f) In resolving any Disputed Item, the Referral Firm (i) shall be bound by the provisions of this Section 2.4, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyers or Sellers, (iii) shall limit its decision to each Disputed Item and (iv) shall make its determination based solely on presentations by Buyers and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of independent review). For purposes of complying with this Section 2.4, Buyers and Sellers shall furnish to each other and to the Referral Firm such work papers and other documents and information relating to the Disputed Items as the Referral Firm may require and that are available to the Party (or its independent public accountants) from whom such documents or information are requested. The fees and expenses of the Referral Firm shall be allocated between Buyers and Sellers in such a way that (A) Buyers shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of the Disputed Items submitted to the Referral Firm that are resolved against Buyers (as finally determined by the Referral Firm) and the denominator of which is the total dollar value of the Disputed Items so submitted and (B) Sellers shall be responsible for the remaining amount of fees and expenses, which such amount shall first be paid out of the Adjustment Escrow Account. In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Buyers and Sellers in accordance with such allocation methodology, such determination to be final and binding on each Buyer and each Seller. Except as otherwise set forth in this Section 2.4(f), the fees and expenses of Sellers and their representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Sellers, and the fees and expenses of Buyers and their representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Buyers.

(g) Promptly after their receipt of the Final Closing Date Statement, Sellers and Buyers shall compute the difference, if any, between the Initial Purchase Price and the Final Purchase Price. If the Initial Purchase Price exceeds the Final Purchase Price, then Buyers and Sellers shall deliver written instructions to the Escrow Agent to deliver such amount, to Buyers within three (3) Business Days. BUYERS AGREE THAT THEIR SOLE SOURCE OF RECOVERY UNDER THIS SECTION 2.4(g) SHALL BE LIMITED TO, AND SHALL NOT EXCEED IN THE AGGREGATE, THE ADJUSTMENT ESCROW AMOUNT. If the Initial Purchase Price is less than the Final Purchase Price, Sellers shall be entitled to receive, promptly and in any event within three (3) Business Days from the date of such final determination, from Buyers an amount in cash equal to such deficiency. Concurrently with payment of the amounts described in the immediately preceding sentence, Buyers and Sellers shall promptly deliver written instructions to the Escrow Agent to release the balance of the Adjustment Escrow Account (including any interest and other amounts accrued) established under the Adjustment Escrow Agreement, if any, to Sellers in accordance with the terms of the Adjustment Escrow Agreement. Buyers hereby covenant and agree that they and the Companies shall have sufficient immediately available funds after the Closing to make any payments to Sellers pursuant to this Section 2.4.

2.5 Purchase Price Allocation. Sellers and Buyers agree that the fair market values of Sensus USA and the other Companies are as set forth on Exhibit B hereto (the “Allocation”). The Allocation shall be revised for any adjustments to the Initial Purchase Price pursuant to Section 2.4, with any adjustment that is specifically attributable to Sensus USA and its US subsidiaries allocated to Sensus USA, any adjustment that is specifically attributable to the other Companies and their subsidiaries allocated to such other Companies, and any adjustment that is not specifically attributable to Sensus USA and its US subsidiaries, on the one hand, or the other Companies and their subsidiaries, on the other hand, allocated pro rata between Sensus USA and the other Companies in accordance with the allocation on Exhibit B. Buyers shall send the revised Allocation to Sellers within thirty (30) calendar days after the determination of the Final Purchase Price pursuant to Section 2.4. Sellers and Buyers shall prepare and file their Tax Returns in a manner consistent with the Allocation. Except as required by Applicable Law, Sellers and Buyers agree that they will not take, or cause or permit to be taken, any position on any Tax Return that would be inconsistent with, prejudice or otherwise adversely affect the Allocation without the prior written consent of the other Party.

2.6 Withholding. Buyers shall not deduct or withhold, from the consideration otherwise payable pursuant to this Agreement unless such deduction or withholding of Taxes is required under Applicable Law, including any payments made through the Companies’ payroll system. In any case where Buyers determine in good faith that deduction or withholding is required (other than for payments made through the Companies’ payroll system), Buyers shall use commercially reasonable efforts to provide notice to Sellers at least ten (10) Business Days prior to deducting or withholding any amount pursuant to this Section 2.6, and the parties shall cooperate to reduce or avoid such deduction or withholding where possible. In the event any Applicable Law requires the deduction or withholding of any Tax from any such payments, Buyers shall be entitled to make such deduction or withholding and shall remit the amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law. To the extent that amounts are so deducted or withheld and remitted with the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyers that, except as set forth in the Disclosure Schedule:

3.1 Due Incorporation; Ownership of Shares; Capitalization.

(a) Each Seller is duly organized or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its assets and properties as they are now being owned, leased and operated and to carry on its business as it is now being conducted, except where failure to have such power and authority would not be material to the Companies and the Subsidiaries, taken as a whole. Each Company and each Subsidiary is duly organized or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or organization, which jurisdiction is set forth in Section 1.3 of the Disclosure Schedule. Each Company and each Subsidiary has all requisite power and authority to own, lease and operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as it is now being conducted, except where failure to have such power and authority would not be material to the Companies and the Subsidiaries, taken as a whole. Each Company and each Subsidiary is qualified or licensed to do business as foreign corporations or other business entities, and are in good standing (to the extent such concept is recognized), in all of the jurisdictions in which the conduct or nature of the Companies’ and the Subsidiaries’ business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.1(a) of the Disclosure Schedule, neither the Companies nor any of the Subsidiaries owns any equity interest, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person other than the Subsidiaries. Except for statutory qualifying shares as set forth in Section 1.3 of the Disclosure Schedule, each of the Subsidiaries is wholly-owned by one or more Companies, either directly or indirectly. True and complete copies of the

Governing Documents of each Company and each of the Subsidiaries, as presently in effect, have been heretofore delivered or made available to Buyers. Neither the Companies nor any of the Subsidiaries is in violation of any of the provisions of their respective Governing Documents.

(b) Sellers are the legal and beneficial owner of the Shares and hold good, valid and marketable title to the Shares, free and clear of all Liens. Sellers have the right, authority and power to sell, assign and transfer the Shares to Buyers. Upon the delivery of the Shares by Sellers to Buyers in the manner contemplated in ARTICLE II, and the payment by Buyers of the Initial Purchase Price to Sellers, Buyers will acquire beneficial, legal and marketable title to all of the Shares, free and clear of all Liens (other than restrictions to which Buyers may be subject under applicable securities law).

(c) The Shares constitute all of the issued and outstanding capital stock of the Companies. Section 3.1(c) sets forth, for each Company, the amount of its authorized capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. Section 1.3 of the Disclosure Schedule sets forth, for each Subsidiary with its jurisdiction of incorporation or organization in the United States, the amount of its authorized capital stock or other equity or ownership interests, and, for each Subsidiary, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. All of the issued and outstanding shares of the Companies and the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and in the case of the Subsidiaries, except as set forth in Section 1.3 of the Disclosure Schedules, each such share or other equity or ownership interest is owned by a Company or another Subsidiary, free and clear of any Liens. None of the shares of capital stock or other equity or ownership interests of the Companies or the Subsidiaries, including the Shares, were issued in violation of any option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right under any provision of Applicable Law, the Governing Documents of the Companies or the Subsidiaries or any Contract to which any of the Companies or any of the Subsidiaries is a party or by which any of the Companies or any of the Subsidiaries is bound. Except as set forth in Section 3.1(c) of the Disclosure Schedule, none of the Companies or any of the Subsidiaries is a party to any voting trusts, proxies or other voting Contracts with respect to the Shares or any equity interests of the Companies or any of the Subsidiaries. Except for the Shares and except as set forth in Section 3.1(c) of the Disclosure Schedule, the Companies and the Subsidiaries have not issued or granted or agreed to issue or grant any: (i) shares of capital stock or other equity or ownership interest; (ii) stock appreciation right, phantom stock, interest in the ownership or earnings of any of the Companies or any of the Subsidiaries or other equity equivalent or equity-based award or right; (iii) options, warrants, rights (including call, put, preemptive, subscription, exchange and/or conversion rights), convertible securities or other agreements or commitments obligating any of the Companies or any of the Subsidiaries to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interests of any of the Companies or any of the Subsidiaries or to make any payments in respect of the value of any shares of any of the Companies or any of the Subsidiaries; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except as set forth in Section 3.1(c) of the Disclosure Schedule, there are no outstanding obligations of any of the Companies or any of the Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any of the Companies or any of the Subsidiaries.

3.2 Due Authorization. Each Seller has full power and authority to enter into this Agreement and its Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and its Related Agreements have been duly and validly authorized by the board of directors of each Seller and no other corporate actions or proceedings on the part of any Seller are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Each Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes, and each Seller’s Related Agreements upon execution and delivery by such Seller, as applicable, will constitute, legal, valid and binding obligations of such Seller, as applicable, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

3.3 Non-Contravention; Consents and Approvals. Except for (a) filings under the HSR Act, (b) the Foreign Antitrust Approvals, (c) reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to the Federal Communications Commission (“FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”), and (d) as set forth in Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by each Seller of this Agreement and its Related Agreements will not (i) violate any law, regulation or order of any Governmental Authority applicable to each of Sellers, the Companies or the Subsidiaries or by which any property or asset of Sellers or the Companies or any of the Subsidiaries are bound or affected; (ii) require any notice, report or other filing be made or effected by Sellers, the Companies or the Subsidiaries with any Governmental Authority; (iii) violate or conflict with the Governing Documents of Sellers, the Companies or any of the Subsidiaries; or (iv) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, acceleration or cancellation of, allow the imposition of any fees or penalties, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or result in the creation of any Lien (other than Permitted Liens) on any property, asset or right of Sellers or the Companies or any of the Subsidiaries pursuant to, any Material Contract to which Sellers or any Company or any Subsidiary is a party or by which any Seller, any Company or any Subsidiary or any of their respective properties, assets or rights may be bound or affected, except in the case of clause (iv), where any such violation, notice, filing, breach, default, termination, amendment, acceleration, cancellation, imposition, increase or creation would not, individually or in the aggregate, have a Material Adverse Effect.

3.4 Financial Statements.

(a) The Financial Statements, true and complete copies of which are set forth in Section 3.4 of the Disclosure Schedule, have been prepared in accordance with the books and records of the Companies and the Subsidiaries and GAAP applied on a consistent basis throughout the periods indicated, except as set forth in the footnotes attached thereto, and present fairly, in all material respects, the consolidated financial position of the Companies and the Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Companies and the Subsidiaries for the periods covered thereby, except that interim financial statements omit footnotes and are subject to year-end adjustments that will not, individually or in the aggregate, be material. The inventories of the Companies and the Subsidiaries reflected on the Latest Balance Sheet (subject to reserves set forth in the Latest Balance Sheet) and existing as of the Closing (subject to reserves set forth in the books and records of the Companies and the Subsidiaries at Closing) are or will be generally of a quantity usable and salable in the ordinary course of business.

(b) There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, which are required to be included in a balance sheet prepared in accordance with the Accounting Principles, of the Companies or any of the Subsidiaries, other than any such debts, liabilities or obligations (i) to the extent accrued or reserved against in the Latest Balance Sheet, or (ii) incurred in the ordinary course of business of the Companies and the Subsidiaries since the date of the Latest Balance Sheet, in each case which would not, or would not reasonably be expected to, be material to the Companies and the Subsidiaries, taken as a whole.

3.5 Absence of Changes. Except as set forth in Section 3.5 of the Disclosure Schedule, since March 31, 2016, (a) the Companies and the Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, (b) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (c) neither the Companies nor any of the Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.2(a) through (e), (g), (h), (j), (m), (n), (q) or (r).

3.6 Title to Assets. The Company and the Subsidiaries have good and valid title to or a valid leasehold interest in all of their material assets, including all of the assets reflected on the Latest Balance Sheet or acquired in the ordinary course of business since the date of the Latest Balance Sheet, except those sold or otherwise disposed of since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice and except to the extent the failure to have such title or interest would not be material to the Companies and the Subsidiaries, taken as a whole. None of the assets owned or leased by the Companies or any of the Subsidiaries is subject to any Lien, other than Permitted Liens.

3.7 Intellectual Property.

(a) Section 3.7 of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the Intellectual Property that is registered or subject to an application for registration by a Company or a Subsidiary (“Registered Intellectual Property”). Except as set forth in Section 3.7 of the Disclosure Schedule, no Registered Intellectual Property has been abandoned, canceled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation, decree, settlement or agreement restricting its use.

(b) Except as disclosed in Section 3.7 of the Disclosure Schedule: (i) a Company or a Subsidiary is the sole owner of the Registered Intellectual Property, such ownership being free and clear of all Liens (except for Permitted Liens), and neither the Companies nor any of the Subsidiaries has granted any exclusive licenses to a third party in respect of any Owned Intellectual Property; (ii) the Registered Intellectual Property is valid and enforceable; (iii) the operation of the businesses of the Companies and the Subsidiaries has not violated, infringed upon, or misappropriated any Intellectual Property of any third party, and there are no pending, or, to the Knowledge of Sellers, threatened, claims (including cease and desist letters, invitations to take a patent license and indemnification claims or notices), proceedings or litigation related to Intellectual Property within the last three (3) years; and (iv) to the Knowledge of Sellers, no third party is materially infringing any Registered Intellectual Property.

(c) The Companies and the Subsidiaries take and have taken commercially reasonable steps to (i) protect and maintain the Registered Intellectual Property and the confidentiality of trade secrets; and (ii) protect the security and operation of material software, code, applications, websites, systems, networks used in the operation of any of their businesses, including (x) engaging generally in the practice of entering into appropriate confidentiality agreements with all officers, directors and employees and (y) entering into appropriate confidentiality agreements with other Persons with access to the Owned Intellectual Property. None of the trade secrets included in the Owned Intellectual Property has been disclosed or authorized to be disclosed by the Companies and the Subsidiaries to any Person other than to employees or agents of the Companies or the Subsidiaries for use in connection with the businesses of the Companies or the Subsidiaries and pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Companies and the Subsidiaries in and to such matters. To the Knowledge of Sellers, no unauthorized disclosure of any such trade secrets has occurred and there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for the Companies’ or the Subsidiaries’ products.

(d) All Intellectual Property developed by or for the Companies and the Subsidiaries and used in the operation of the businesses of the Companies and the Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Companies or the Subsidiaries acting within the scope of their employment, or independent contractors of the Companies or the Subsidiaries pursuant to agreements containing an assignment of Intellectual Property to the Companies or the Subsidiaries.

(e) The completion of the transactions contemplated by this Agreement will not (i) materially alter or impair the ownership or right of the Companies or the Subsidiaries to use (A) the Owned Intellectual Property or (B) any Intellectual Property that a Company or a Subsidiary licenses or is otherwise permitted by other Persons to use, or (ii) result in the release from escrow or other delivery to any Person of any portion of the source code for any Companies’ or the Subsidiaries’ products.

(f) A Company or a Subsidiary owns or has rights to access and use all internal electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management, manufacturing systems and other internal computer systems (collectively, “IT Systems”) currently used by the Companies and the Subsidiaries and material to the operation of the business as currently operated by the Companies and the Subsidiaries. The Companies and the Subsidiaries have taken reasonable steps in accordance with industry standards to secure the IT Systems from unauthorized access or use by any Person. The IT Systems are adequate in all material respects for their intended use and for the operation of the business as currently operated by the Companies and the Subsidiaries, and, to the Knowledge of Sellers, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation.

(g) The Companies and the Subsidiaries have not embedded, used or distributed any Open Source Software in connection with any of its products or services that are generally available in a manner that requires the (i) disclosure or distribution of any Company or Subsidiary Intellectual Property in source code form or (ii) license or other provision of any Company or Subsidiary Intellectual Property on a royalty-free basis.

(h) The Companies and the Subsidiaries have complied with all notice, attribution, and other requirements of each license applicable to the Open Source Software used by the Companies and the Subsidiaries in connection with their products and services.

3.8 Contracts.

(a) Section 3.8 of the Disclosure Schedule contains an accurate list as of the date of this Agreement of all the Contracts of the following types to which any of the Companies or any of the Subsidiaries is a party or by which any of its assets or properties is bound (the “Material Contracts”):

(i) any merger, asset or stock purchase or divestiture contract consummated within the past three years or pursuant to which there remain any obligations of the Companies or the Subsidiaries;

(ii) any Contract entered into with (A) a customer (including any distributors) which involves receipt of an amount in excess of $5,000,000 or (B) a supplier which involves payment of an amount in excess of $2,500,000 (in each case, per annum and measured by the trailing twelve (12) month period ending on the date of the Latest Balance Sheet), other than any purchase order or acceptance entered into in the ordinary course of business;

(iii) any credit agreement, loan agreement, indenture or other Contract relating to the borrowing of money by the Companies or any of the Subsidiaries;

(iv) any Contract with any Related Party of any of the Companies or any of the Subsidiaries;

(v) any employment or consulting Contract with any Person receiving payments pursuant to the Companies’ Change in Control Plan;

(vi) any Contract required to be listed in Section 3.8 of the Disclosure Schedule pursuant to clause (ii) hereof that limits, or purports to limit, the ability of the any of the Companies or any of the Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Companies and the Subsidiaries to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status;

(vii) any Contract with any labor union or providing for benefits under any Benefit Plan;

(viii) any Contract entered into within the past five (5) years relating to settlement of any material litigation or arbitration proceedings;

(ix) any Contract that results in any Person holding a power of attorney from the Companies or any of the Subsidiaries that relates to the Companies, any of the Subsidiaries or any of their respective businesses;

(x) any shareholder, teaming, partnership or joint venture agreement (other than teaming agreements entered into in the ordinary course of business); and

(xi) any Contract providing for a license by or to any Company or any Subsidiary of Intellectual Property material to the operation of a Company’s or a Subsidiary’s business (other than Contracts between or among the Companies and any Subsidiaries).

(b) Sellers have made available to Buyers a true and complete copy of each Material Contract and each Contract with a Key Customer existing on the date hereof. Each Material Contract and each Contract with a Key Customer (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) to which any of the Companies or any of the Subsidiaries is a party is a valid and binding obligation of the applicable Company or the applicable Subsidiary, and is in full force and effect, enforceable in accordance with its terms against the applicable Company or the applicable Subsidiary, and, to the Knowledge of Sellers, the other parties thereto, except, in each case, as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies. None of the Companies, the Subsidiaries or, to the Knowledge of Sellers, any other party to each such Material Contract or Contract with any Key Customer is in material violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under any Material Contract or Contract with any Key Customer, as applicable.

3.9 Insurance. Section 3.9 of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all policies of casualty, fire, general liability, product liability, workmen’s compensation and other forms of insurance owned by, or maintained with respect to, any of the Companies or any of the Subsidiaries (the “Insurance

Policies”). All of such Insurance Policies are with, to the Knowledge of Sellers, financially sound insurers, are in full force and effect, all premiums due and payable thereon have been paid in full, and, as of the date hereof, no written notice of cancellation or termination has been received or, to the Knowledge of Sellers, has been threatened, with respect to any such Insurance Policy which, in the case of a cancellation, has not been replaced on substantially similar terms prior to the date of such cancellation. Neither the Companies nor any of the Subsidiaries is in material default with respect to its material obligations under any of such insurance policies.

3.10 Employee Benefit Plans.

(a) General. Section 3.10 of the Disclosure Schedule sets forth each “employee welfare benefit plan” and “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than any Multiemployer Plan, and each other material retirement or deferred compensation, incentive compensation, stock, share appreciation right, change-in-control, retention, termination, equity compensation, unemployment compensation, vacation pay, severance pay, bonus, health benefit, profit-sharing, death or disability plan, agreement, program or policy, in each case, whether or not subject to ERISA, and in each case either (i) which is sponsored, maintained, contributed to, or required to be contributed to by any of the Companies or any of the Subsidiaries or (ii) under which any of the Companies or any of the Subsidiaries has any liability, contingent or otherwise (collectively, the “Benefit Plans”).

(b) Plan Documents and Reports. A true and complete copy of each of the material documents embodying the Benefit Plans has been made available to Buyers. To the extent applicable, the following documents with respect to each Benefit Plan have been made available to Buyers: (i) the most recent Form 5500, (ii) actuarial valuation report, (iii) most recent summary annual report, (iv) summary plan description, (v) any related trust agreement or other funding instrument, and (vi) Internal Revenue Service determination letter or opinion letter.

(c) Compliance With Laws; Liabilities. As to all Benefit Plans that are intended to be qualified under Section 401(a) of the Code, each such Benefit Plan is the subject of a currently-applicable favorable determination letter or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service or a request for a favorable determination letter has been timely filed with the Internal Revenue Service and nothing has occurred that could reasonably be expected to adversely affect the tax qualification of any such Benefit Plan. Except as disclosed in Section 3.10 of the Disclosure Schedule, (i) each Benefit Plan has been established and administered in all material respects in accordance with its terms and in material compliance with ERISA, the Code or other Applicable Law; (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened with respect to any Benefit Plan; and (iii) there are no pending or, to the Knowledge of Sellers, threatened audits or inquiries by any Governmental Authority with respect to any Benefit Plan. All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Benefit Plan as of or prior to the date hereof have been made on a timely basis in accordance with Applicable Law.

(d) Defined Benefit Plans. Except as specified on Section 3.10 of the Disclosure Schedule, the Companies and the Subsidiaries have no direct or contingent liability with respect to any plan subject to Title IV of ERISA. With respect to any Benefit Plan that is subject to Title IV of ERISA:

(i) there has been no reportable event (as described in Section 4043 of ERISA);

(ii) no steps have been taken to terminate any such plan;

(iii) there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); and

(iv) no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan.

(e) Foreign Benefit Plans. Each Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (each, a “Foreign Benefit Plan”) and has been maintained, administered and, to the extent required to be funded, funded in all material respects in accordance with Applicable Law and the requirements of such Foreign Benefit Plan’s governing documents.

(f) Multiemployer Plans. Neither the Companies nor any of the Subsidiaries contributes to, has contributed to within the last six years, or has any liability with respect to, a Multiemployer Plan.

(g) Welfare Benefits. No Benefit Plan provides post-employment welfare benefits except to the extent required by Section 4980B of the Code or similar law.

(h) Acceleration. Except as disclosed in Section 3.10(h) of the Disclosure Schedule, no Benefit Plan or other arrangement exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement would reasonably be expected to: (i) entitle any Employee to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any Employee, or (iii) restrict the ability to amend or terminate any Benefit Plan. Assuming the affirmative vote of the equity holders of the Companies or any applicable Affiliate satisfying the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder (including obtainment of any necessary waivers), the consummation of the transactions contemplated by this Agreement will not, individually or in combination with any other event, entitle any Employee to any payments or benefits that could constitute a “parachute payment” (as defined in Section 280G(b)(1) of the Code). The Companies and the Subsidiaries have no obligation to “gross up” or reimburse any Tax incurred by any Employee pursuant to Section 409A, 457A or 4999 of the Code.

(i) Section 409A. Each Benefit Plan subject to Section 409A of the Code has been designed and operated in compliance with the requirements of Section 409A of the Code as in effect from time-to-time.

3.11 Labor Relations; Compliance. Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Companies nor any of the Subsidiaries is party to any collective bargaining agreement, works council agreement or other labor union contract applicable to employees of the Companies and the Subsidiaries and as of the date of this Agreement, there is not presently pending or existing and, to the Knowledge of Sellers, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or material employee grievance process, (b) any proceeding against or affecting any of the Company or any of the Subsidiaries relating to the alleged violation of any laws or governmental regulations pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or (c) any application for certification of a collective bargaining agent, and, to the Knowledge of Sellers there has been no such event in the past three (3) years. Except as set forth in Section 3.11 of the Disclosure Schedule, in the past three (3) years: (i) neither the Companies nor any Subsidiary has received written notice of any unfair labor charges against any Company or any Subsidiary pending before the National Labor Relations Board or any other Governmental Authority and (ii) neither the Companies nor any Subsidiary has received written notice of any pending or threatened suits, actions, investigations, or other proceedings before the Equal Employment Opportunity Commissions or any other Governmental Authority.

3.12 Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule:

(a) all material Tax Returns required to be filed by or with respect to any of the Companies or any of the Subsidiaries have been timely filed (giving effect to any extensions) and all such Tax Returns are correct and complete in all material respects;

(b) each of the Companies and each of the Subsidiaries has paid all material Taxes that have become due and payable by it (including any material estimated Taxes), whether or not shown on any Tax Returns, and the reserve for Tax liability reflected in the Financial Statements is sufficient as of its date for the payment of any accrued and unpaid Taxes of the Companies and the Subsidiaries;

(c) all material Taxes of the Companies and the Subsidiaries accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business;

(d) all Taxes required to be withheld by any of the Companies or any of the Subsidiaries have been withheld and, to the extent required, have been paid over to the proper Taxing authorities;

(e) with respect to each Taxable period of each of the Companies and each of the Subsidiaries ending on or after January 1, 2013, the material Tax Returns filed by the Companies and the Subsidiaries (including all Tax Returns with respect to Income Taxes) with respect to such period have either not been audited or have been audited and such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability;

(f) neither the Companies nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect;

(g) no audit or other proceeding by any taxing authority is pending or threatened in writing with respect to any Taxes due or purportedly due from or with respect to the Companies or the Subsidiaries;

(h) there are no Tax Liens on the assets of any of the Companies or any of the Subsidiaries other than Permitted Liens;

(i) neither the Companies nor any of the Subsidiaries has agreed to make or is required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax laws for any post-Closing tax period by reason of a change in accounting method made prior to the Closing; neither the Companies nor any of the Subsidiaries will be required to include any item of income in taxable income for a post-Closing tax period as a result of (i) an election pursuant to Section 108(i) of the Code made prior to the Closing Date, (ii) any open transaction that occurred on or prior to the Closing Date, or (iii) any prepaid amount received on or prior to the Closing Date, but excluding any installment sale that occurred on or prior to the Closing Date;

(j) neither the Companies nor any of the Subsidiaries (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is Sensus USA), or (ii) has any material liability for the Taxes of any Person (other than the Companies or any of the Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor or by contract, other than any agreement entered into in the ordinary course of business the primary purpose of which is not Tax;

(k) neither the Companies nor any of the Subsidiaries is a party to, or bound by, or has any obligation under, any Tax allocation or Tax sharing agreement, other than any agreement entered into in the ordinary course of business the primary purpose of which is not Tax;

(l) no claim has been made in writing by any Governmental Authority in a jurisdiction where any of the Companies or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction;

(m) none of the Companies or any of the Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

(n) neither the Companies nor any of the Subsidiaries is or has been a party to any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state or local law;

(o) immediately prior to Closing, there will be no limitation on the utilization of the net operating losses of Sensus USA under Code sections 382 or 1502 or the Treasury Regulations thereunder or otherwise (including any comparable provisions of state, local or foreign law);

(p) each of the Companies and each of the Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations;

(q) the U.S. federal tax classification of each of the Companies and each of the Subsidiaries is as set forth on Section 3.12(q) of the Disclosure Schedule;

(r) neither the Companies nor any of the Subsidiaries is a party to or bound by any gain recognition agreement as defined in Treasury Regulations Section 1.367(a)-8, or offer in compromise which is still in effect; and

(s) all references to the Companies and the Subsidiaries in this Section 3.12 shall include references to any Person (i) which merged with and into or liquidated into any of the Company or any of the Subsidiaries or (ii) that was converted into any of the Company or any of the Subsidiaries.

Nothing in this Section 3.12 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date or (ii) any Tax positions that Buyers and their Affiliates may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

3.13 Litigation. Section 3.13 of the Disclosure Schedule sets forth each instance in which any of the Companies or any of the Subsidiaries, or any property or asset of any of the Companies or any of the Subsidiaries, (a) is subject to any judgment, order, writ, decree, stipulation, injunction, or charge or (b) is a party to any charge, claim, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction (each a “Legal Proceeding”), or to the Knowledge of Sellers, is threatened to be a party to any such action, and, in the case of either clause (a) or (b), except for such judgments, orders, decrees, stipulations, injunctions and Legal Proceedings that, individually or in the aggregate, would not, or would not reasonably be expected to, be material to the Companies and the Subsidiaries, taken as a whole.

3.14 Compliance; Regulatory Matters.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, the business of the Companies and the Subsidiaries is conducted in compliance in all material respects with all laws, statutes, orders, rules, and regulations of Governmental Authorities, and judgments, decisions or orders entered by any Governmental Authority applicable to any of the Companies or any of the Subsidiaries, their businesses or their properties, including, without limitation, the Worker Adjustment Retraining and Notification Act of 1988, as amended, the Fair Labor Standards Act, the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended, and any rules or regulations promulgated thereunder or other laws of other jurisdictions (collectively, “Applicable Law”).

(b) Neither the Companies nor any of the Subsidiaries, nor any of their respective directors, executives, representatives, agents or employees, nor to the Knowledge of Sellers, any distributor or other Person purporting to act on the Companies’ or the Subsidiaries’ behalf, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended, or any other anticorruption law applicable to any of the Companies or any of the Subsidiaries, (iv) has, in violation of Applicable Law, made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, or (v) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (iv).

(c) None of the Companies, any of the Subsidiaries, or any of their respective equity holders, officers, directors or employees, nor, to the Knowledge of Sellers, any agent, customer or distributor of the Companies, is identified on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to any of the Companies or any of the Subsidiaries by any Governmental Authority. None of the Companies or any of the Subsidiaries has conducted any business with, or engaged in any transaction or business arrangement with or involving, countries or Persons in violation of trade sanctions imposed by the United States government.

(d) Except as set forth in Section 3.14(d) of the Disclosure Schedule, the Companies and the Subsidiaries have all material approvals, permits, licenses, franchises, certificates, consents, waivers, concessions, exemptions, orders, registrations, variances, notices or other authorizations (collectively, “Licenses”) of all Governmental Authorities that are necessary to permit the Companies and the Subsidiaries to own, lease and operate their respective properties and to carry on their businesses in all material respects as currently conducted. Except as set forth in Section 3.14(d) of the Disclosure Schedule, each of the Companies and the Subsidiaries is and has been in compliance in all material respects with all such Licenses and there has been no violation, cancellation, suspension, modification, revocation, nonrenewal, or default of any License except to the extent that the failure to so comply or that such violation, cancellation, suspension, modification, revocation, nonrenewal or default that would not, or would not reasonably be expected to, be material to the Companies and the Subsidiaries, taken as a whole.

(e) Except as set forth in Section 3.14(e) of the Disclosure Schedule, none of the Companies or any of the Subsidiaries has received any written notice of, and to the Knowledge of Sellers, neither the Companies nor any of the Subsidiaries are under investigation with respect to, any material violation of, or any obligation to take material remedial action under, any Applicable Law or License.

(f) Section 3.14(f) of the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (i) all Licenses issued or granted to any Company or any of the Subsidiaries by the FCC and all leases or authorizations for the use of wireless spectrum licensed to other FCC licensees (such Licenses, leases and authorizations, the “FCC Authorizations”); (ii) all pending applications for new FCC Authorizations; (iii) all pending applications by any Company or any of the Subsidiaries for modification, extension or renewal of any FCC Authorizations; (iv) all FCC Authorizations that have not been constructed and pursuant to which any Company and its Subsidiaries are not providing service to any customers; and (v) all FCC Authorizations pursuant to which any Company or any Subsidiary is providing service to a customer but where the construction does not satisfy the substantial service threshold required by the FCC Rules.

(g) Except as set forth in Section 3.14(g) of the Disclosure Schedule, each of the Companies and the Subsidiaries is in compliance in all material respects with its obligations under each of the FCC Authorizations and the rules and regulations of the FCC. Except as set forth in Section 3.14(g) of the Disclosure Schedule, there is not pending or, to the Knowledge of Sellers, threatened before the FCC or any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Companies or any of the Subsidiaries relating to any of the FCC Authorizations. Except as set forth in Section 3.14(g) of the Disclosure Schedule, the FCC actions granting all FCC Authorizations, together with all underlying construction notifications, have not been reversed, stayed, enjoined, annulled, or suspended, and there is not pending or, to the Knowledge of Sellers, threatened any application, petition, objection or other pleading with the FCC or any other Governmental Authority that challenges or questions the validity of or any rights of the holder under any such FCC Authorization.

(h) Except as set forth in Section 3.14(h) of the Disclosure Schedule, the FCC Authorizations are validly issued in the name of the Company or one of the Subsidiaries. To the Knowledge of Sellers, the FCC Authorizations are in full force and effect and are free and clear of restrictions that have, or are reasonably likely to, individually or in the aggregate, limit the scope of operation of the FCC Authorizations in any material respect.

(i) Neither the Companies nor any of the Subsidiaries holds any FCC Authorizations through a partnership, joint venture or other Person that is not a Subsidiary of the Companies.

(j) In the event of the withdrawal or termination of the FCC Authorizations set forth in Section 3.14(f)(v) of the Disclosure Schedules, as of the date hereof, the Companies and the Subsidiaries have sufficient alternative available spectrum to continue to serve, on substantially the same terms without material adverse modification, all of the Companies’ and the Subsidiaries’ existing customers who are currently using wireless spectrum pursuant to all such withdrawn or terminated FCC Authorizations.

3.15 Environmental Matters.

(a) The Companies and the Subsidiaries have made available to Buyers the Companies’ and the Subsidiaries’ environmental reports set forth in Section 3.15 of the Disclosure Schedule (the “Environmental Reports”) relating to: (i) environmental conditions at any Leased Real Property, Owned Real Property or the facilities located thereon; (ii) compliance of the Companies or the Subsidiaries with Environmental Law; or (iii) any material liability under Environmental Law of any of the Companies or any of the Subsidiaries.

(b) Except as described in Section 3.15(b) of the Disclosure Schedule:

(i) the Companies and the Subsidiaries are in material compliance with all applicable Environmental Laws, and possess and are in compliance with the terms and conditions of all Environmental Permits required under Environmental Law for the operations of the business as currently conducted, in all material respects, and none of the Companies or any Subsidiary has received any written notice from a Governmental Authority or any other Person asserting that the Companies or the operations of the business are not in material compliance with any Environmental Laws or any Environmental Permit;

(ii) neither the Companies nor any of the Subsidiaries has received from a Governmental Authority or any Person any summons, subpoena, or other written notice of a civil, criminal or administrative suit, claim, action, proceeding or investigation alleging: (A) any material liability under Environmental Law relating to the Companies or the Subsidiaries; or (B) any violation by the Companies or the Subsidiaries of any Environmental Law relating to any Leased Real Property, Owned Real Property or facility located thereon;

(iii) neither the Companies nor any of the Subsidiaries has received from any Governmental Authority a written request for information or written notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances;

(iv) neither the Companies nor any Subsidiary is required under Environmental Law to retrofit, abate, upgrade, close or remove, or to remediate releases from, any active or abandoned underground storage tanks at any current property owned, operated or, to the Knowledge of Sellers, leased by the Companies or the Subsidiaries;

(v) there are no material liabilities of any third party arising out of or related to Environmental Laws or Hazardous Substances that the Companies or any of the Subsidiaries has, within the past ten (10) years, expressly agreed to assume or retain by Contract; and

(vi) neither the Companies nor any Subsidiary is subject to any material consent or compliance order, decree or agreement with a Governmental Authority issued or entered into, under or pertaining to any Environmental Law.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedule or in the Environmental Reports, to the Knowledge of Sellers, (i) no portion of any Owned Real Property or Leased Real Property is Contaminated and (ii) neither the Companies nor any Subsidiary has released any Hazardous Substance at, on, about or under any Owned Real Property or Leased Real Property that would reasonably be expected to result in a material liability under Environmental Law to the Companies or any Subsidiary.

3.16 Real Property.

(a) Leased Real Property. Section 3.16(a) of the Disclosure Schedule contains a true and complete list of (i) all Contracts (“Real Property Leases”) pursuant to which the Companies or any of the Subsidiaries leases or licenses real property as tenant or licensee, as applicable (the “Leased Real Property”) and (ii) all real property which is leased or licensed by the Companies or any of the Subsidiaries, as lessor or licensor, as applicable, to third parties, or any Leased Real Property which is subleased or sublicensed by the Companies or any of the Subsidiaries, as sublessor or sublicensor, as applicable, to third parties, in each case, as of the date of this Agreement. True and complete copies of the Real Property Leases have been made available or delivered to Buyers prior to the date of this Agreement. Except as set forth in Section 3.16(a) of the Disclosure Schedule, each such Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Neither the Companies nor the applicable Subsidiary has received any notice of any default by such Company or such Subsidiary, on the one hand, or the lessor or licensor, on the other hand, under any Real Property Lease.

(b) Owned Real Property. Section 3.16(b)(i) of the Disclosure Schedule contains a true and complete list of all real property owned by the Companies or any of the Subsidiaries (the “Owned Real Property”). Except as set forth in Section 3.16(b)(ii) of the Disclosure Schedule, the Companies and the Subsidiaries have good and marketable fee title to all of the Owned Real Property, free and clear of any Lien other than Permitted Liens.

(c) Utility Service. All water, sewer, gas, electricity, telephone, and other utilities required for the conduct of the Companies’ or the Subsidiaries’ business are available to the Owned Real Property or Leased Real Property, as applicable.

(d) Condemnation. To the Knowledge of Sellers, neither the Companies nor any of the Subsidiaries have received any written notice of any pending or threatened condemnation, requisition, or taking by any public authority of the whole or any portion of any Owned Real Property or Leased Real Property.

3.17 Brokers and Finders. None of Sellers or the Companies or their Affiliates has used, or may become liable for fees of, any broker or finder in connection with the transactions contemplated hereby other than (a) The Jordan Company, L.P., whose fees and expenses shall be paid in accordance with Section 2.3(b)(iv)(A), (b) Credit Suisse Securities (USA) LLC, whose fees and expenses shall be paid in accordance with Section 2.3(b)(iv)(B) and (c) Goldman, Sachs & Co., whose fees and expenses shall be paid in accordance with Section 2.3(b)(iv)(C).

3.18 Affiliate Transactions. Section 3.18 of the Disclosure Schedule sets forth a true and complete list of all Contracts between any of the Companies or the Subsidiaries, on the one hand, and any Related Party of the Companies or the Subsidiaries (other than an agreement solely among the Companies and the Subsidiaries), on the other hand (each, an “Affiliate

Agreement”). Other than the Affiliate Agreements listed on Section 3.18 of the Disclosure Schedule, no Related Party of the Companies or any Subsidiary (other than another Company or Subsidiary): (a) owns or has owned at any time since January 1, 2014, directly or indirectly, any equity or other financial or voting interest in any competitor, registrar, reseller, supplier, licensor, licensee, lessor, lessee, distributor, independent contractor or customer of the Companies or the Subsidiaries; (b) owns or has owned at any time since January 1, 2014, directly or indirectly, any interest in, any property (real or personal, tangible or intangible) that the Companies or any Subsidiary uses or has used in or pertaining to the businesses of the Companies and the Subsidiaries; or (c) has or has had at any time since January 1, 2014 any business dealings or a financial interest in any transaction with the Companies or the Subsidiaries involving any assets or property of the Companies or the Subsidiaries. Ownership of securities that are registered under the Securities Exchange Act of 5% or less of any class of such securities shall not be deemed to be a financial or voting interest for purposes of this Section 3.18.

3.19 Customers and Suppliers. Section 3.19 of the Disclosure Schedule lists (a) the twenty (20) largest suppliers of the Companies and the Subsidiaries (based on expenditures of the Companies and the Subsidiaries as set forth on Section 3.19 of the Disclosure Schedule) for the 12-month period ended March 31, 2016, and (b) certain key customers of the Companies and its Subsidiaries and the fifty (50) largest customers of the Companies and the Subsidiaries (based on revenues of the Companies and the Subsidiaries as set forth on Section 3.19 of the Disclosure Schedule) for the 12-month period ended March 31, 2016 (collectively, the “Key Customers”). As of the date hereof, to the Knowledge of Sellers, the Companies and the Subsidiaries have a good business relationship with such suppliers and Key Customers. As of the date hereof, except as set forth in Section 3.19 of the Disclosure Schedule, since April 1, 2016 the Companies and the Subsidiaries have not received written, or, to the Knowledge of Sellers, oral, notice of any termination or cancellation by any such supplier or Key Customer.

3.20 Recalls; Product Liability. Section 3.20 of the Disclosure Schedule sets forth a description of all (a) pending product recalls involving the Companies’ and the Subsidiaries’ products and (b) recall campaigns to which the Companies or the Subsidiaries have been subject in the past three years. Except as set forth on Section 3.20 of the Disclosure Schedule, for the past three years, none of the products manufactured, sold, marketed, processed or supplied by the Companies or the Subsidiaries have given rise to (i) any Legal Proceeding the primary purpose of which involves a claim for product liability or (ii) to the Knowledge of Sellers, any written threat of such Legal Proceeding, in each case that has resulted or would reasonably be expected to result, in material liability to the Companies and the Subsidiaries, taken as a whole.

3.21 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS AGREEMENT AND THE RELATED AGREEMENTS, NONE OF SELLERS, THE COMPANIES, ANY SUBSIDIARY OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SELLERS, THE COMPANIES, ANY SUBSIDIARIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYERS, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES,

OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS AGREEMENT AND THE RELATED AGREEMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY SELLERS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant to Sellers that:

4.1 Due Incorporation. Each Buyer is duly organized or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.

4.2 Due Authorization. Each Buyer has full power and authority to enter into this Agreement and its Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer of this Agreement and its Related Agreements have been duly and validly authorized by the board of directors of each Buyer and no other corporate actions or proceedings on the part of any Buyer are necessary to authorize this Agreement and Buyers’ Related Agreements and the transactions contemplated hereby and thereby. Each Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes, and each Buyer’s Related Agreements, upon execution and delivery by such Buyer will constitute, legal, valid and binding obligations of such Buyer, enforceable in accordance with their respective terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.3 Non-Contravention; Consents and Approvals. Except for (a) filings under the HSR Act, (b) the Foreign Antitrust Approvals, and (c) reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to the FCC pursuant to the Communications Act, the execution, delivery and performance by Buyers of this Agreement and its Related Agreements will not (i) violate any law, regulation or order of any Governmental Authority applicable to Buyers or by which any property or asset of Buyers is bound or affected; (ii) require any notice, report or other filing be made or effected by Buyers with, or consent or approval with respect to Buyers of, any Governmental Authority or any other Person; (iii) violate or conflict with the Governing Documents of Buyers; or (iv) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, acceleration or cancellation of, allow the imposition of any fees or penalties, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or result in the creation of any Lien (other than Permitted Liens) on any property, asset or right of Buyers pursuant to, any material Contract to which any Buyer is a party or by which any Buyer or any of their respective properties, assets or rights may be bound or affected, except in the case of clause (iv), where any such violation, notice, filing, breach, default, termination, amendment, acceleration, cancellation, imposition, increase or creation would have a material adverse effect on Buyers or their ability to perform their respective obligations under this Agreement or any of the Related Agreements.

4.4 Investigation; Limitation on Warranties.

(a) Each Buyer acknowledges and agrees that none of Sellers or any of their shareholders, directors, officers, agents, representatives or Affiliates has made, and none of them is making, any representation or warranty whatsoever, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Companies or any of the Subsidiaries or their respective business or assets, except as expressly set forth in this Agreement, the Related Agreements or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule. Each Buyer further agrees that (i) none of Sellers or any of their shareholders, directors, officers, agents, representatives or Affiliates will be subject to any liability to Buyers or any other Person resulting from the distribution or use by Buyers or any of their Affiliates or any of their agents, consultants, accountants, counsel or other representatives of any such information, including the Management Presentation presented on July 1, 2016, and any legal opinions, memoranda, summaries or any other information, document or material made available to Buyers or any of their shareholders, directors, officers, agents, representatives or Affiliates in certain “data rooms,” sales memoranda, management presentations or otherwise provided in expectation of the transactions contemplated by this Agreement and (ii) neither the Companies nor any of their representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of any such information and, except as set forth in the representations and warranties in this Agreement (including the Disclosure Schedules) and the Related Agreements, Buyers have not relied and are not relying upon the accuracy or completeness of any such information or any other express or implied representation, warranty or statement of any nature made or provided by or on behalf of the Companies.

(b) In entering into and consummating the transactions contemplated hereby, Buyers have relied upon the representations and warranties in this Agreement (including the Disclosure Schedules) and the Related Agreements.

(c) In connection with Buyers’ investigation of the Companies and the Subsidiaries, Buyers have received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of the Companies and the Subsidiaries and certain business plan information of the Companies and the Subsidiaries. Each Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that such Buyer is familiar with such uncertainties, that such Buyer is taking responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that such Buyer shall have no claim against Sellers or any other Person with respect thereto. Accordingly, Sellers, their Affiliates and shareholders make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

(d) Subject to Section 9.2, nothing in this Agreement or otherwise shall limit or restrict in any manner any claim for Fraud.

4.5 Financing. Buyers have (or at Closing will have) sufficient unrestricted cash or lines of credit available to enable Buyers to consummate the transactions contemplated by this Agreement and the Related Agreements and to satisfy its obligations hereunder and thereunder on and after the Closing Date.

4.6 Acquisition for Investment. Each Buyer is aware that the Shares being acquired by Buyers pursuant to the transactions contemplated by this Agreement have not been registered under the Securities Act or under any state securities laws. Each Buyer qualifies as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and each Buyer is purchasing the Shares solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Shares. Each Buyer and its subsidiaries and Affiliates will not sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other Applicable Law.

4.7 FCC Authorizations Qualifications. To the knowledge of the Buyers, US Buyer is qualified under Applicable Law (as in effect on the date hereof) to, as of the Closing Date, acquire control of the FCC Authorizations. US Buyer does not have any reason to believe that the FCC Authorizations will be challenged or will not be granted by the FCC in the ordinary course due to any fact or circumstance relating to US Buyer.

4.8 Brokers and Finders. Except for Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Buyers, Buyers have not used any broker or finder in connection with the transactions contemplated by this Agreement or any Related Agreement.

ARTICLE V

COVENANTS

5.1 Access to Information and Facilities.

(a) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, Sellers shall, and shall cause the Companies and the Subsidiaries to, give Buyers and Buyers’ representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, books and records of the Companies and the Subsidiaries, and shall make the representatives, officers and employees of the Companies and the Subsidiaries available to Buyers and their representatives as Buyers and their representatives shall from time to time reasonably request, in each case, to the extent that such access and disclosure would not obligate Sellers, the Companies or the Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any Contract to which Sellers, the Companies or the

Subsidiaries are bound (provided Sellers, the Companies and the Subsidiaries use commercially reasonable efforts to obtain any requisite consents to provide access to such Contracts); provided, further that all requests for access shall be directed to Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. or as otherwise specified by Sellers in writing (the “Designated Contacts”); provided, however, that nothing herein shall require Sellers, the Companies or the Subsidiaries to provide access or to disclose any information to Buyers if such access or disclosure (i) would be in violation of Applicable Law (including the HSR Act and other anti-competition laws) or (ii) would violate attorney-client privilege or any similar privilege that may be applicable thereto (provided in each of clauses (i) and (ii), Sellers and the Companies use commercially reasonable efforts to seek consents or put in place procedures that would permit such information to be made available to Buyers or their representatives). Other than the Designated Contacts or as expressly provided in the preceding sentence, Buyers shall not, and shall direct their employees, agents, representatives and Affiliates not to, without the prior consent of the Designated Contacts (not to be unreasonably withheld, conditioned or delayed), contact any employee, franchisee, customer, supplier, distributor, lender or other material business relation of Sellers, the Companies or the Subsidiaries prior to the Closing in connection with the transactions contemplated hereby. In addition, Sellers shall provide to Buyers monthly financial statements for each completed month before the Closing Date as soon as practicable and in any event within fifteen (15) days after month-end.

(b) Buyers and their representatives shall treat and hold strictly confidential any Information (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement.

5.2 Preservation of Business. From the date of this Agreement until the Closing Date, other than (x) as provided in Section 5.2 of the Disclosure Schedule, (y) as specifically contemplated by this Agreement or (z) with the prior consent of Buyers, Sellers shall cause the Companies and the Subsidiaries to be operated in the ordinary course of business and consistent with past practice and to use commercially reasonable efforts to (i) preserve substantially intact their business organization and assets; (ii) preserve the current relationships of the Companies and the Subsidiaries with customers, suppliers, resellers, distributors, employees and other persons with which the any of the Companies or any of the Subsidiaries has significant business relations; and (iii) keep and maintain their assets and properties in good repair and normal operating condition, normal wear and tear excepted. By way of amplification and not limitation, from the date of this Agreement until the Closing Date, Sellers, in respect of any of the Companies or any of the Subsidiaries, shall not, and shall cause the Companies and the Subsidiaries not to, except as set forth in Section 5.2 of the Disclosure Schedule or with the prior consent of Buyers:

(a) declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities except (i) dividends and distributions of cash and (ii) dividends and distributions among or to the Companies and the wholly-owned Subsidiaries;

(b) (i) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class or (ii) adjust, split, combine, recapitalize or reclassify any of its equity securities;

(c) redeem, purchase or otherwise acquire, directly or indirectly, any outstanding equity of any of the Companies or any of the Subsidiaries which are not wholly-owned, directly or indirectly, by the Companies, or make any other change with respect to the capital structure of the Companies and the Subsidiaries;

(d) adopt any amendments to their respective Governing Documents;

(e) dissolve or liquidate any of the Companies or any of the Subsidiaries;

(f) except as contemplated hereby, encumber, sell, assign, license, transfer, pledge or otherwise dispose of any assets (including any Registered Intellectual Property and any FCC Authorizations) outside the ordinary course of business;

(g) except as required by GAAP or by Applicable Law, change any of the accounting principles or practices used by any of the Companies or any of the Subsidiaries;

(h) make, change or revoke any Income Tax or other material Tax election, change an annual Tax accounting period, adopt or change any accounting method with respect to Taxes, file any materially amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any proceeding with respect to any Income Tax or other material Tax claim or assessment relating to any of the Companies or any of the Subsidiaries, surrender any right to claim a refund of Income Tax or other material Taxes, or consent to any extension or waiver of the limitation period applicable to any Income Tax or other material Tax claim or assessment relating to any of the Companies or any of the Subsidiaries;

(i) acquire any corporation, partnership, limited liability company, other business organization or division thereof (including by way of asset purchase), or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement (other than teaming agreements entered into in the ordinary course of business);

(j) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except for revolving loans pursuant to the Senior Credit Agreement or otherwise in the ordinary course of business consistent with past practice;

(k) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any of the Companies’ or any of the Subsidiaries’ rights thereunder, or enter into any Material Contract other than in the ordinary course of business consistent with past practice;

(l) authorize, or make any commitment with respect to, any single capital expenditure (other than any budgeted capital expenditure as set forth in the capital expenditure budget attached hereto in Section 5.2(l) of the Disclosure Schedules) that is in excess of $500,000 or capital expenditures (other than any budgeted capital expenditures) that are, in the aggregate, in excess of $5,000,000 for the Companies and the Subsidiaries taken as a whole, or fail to make any material budgeted capital expenditure;

(m) enter into any lease of real property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case;

(n) (i) increase (or agree to increase) the compensation of any employee, other than increases of no more than 5% made in the ordinary course of business consistent with past practice to an employee with annual base compensation of no more than $100,000, (ii) grant or agree to grant any equity or equity-based awards to any employee, (iii) enter into, modify, amend, or terminate any employment, individual consulting or severance agreement or arrangement, except for such agreements entered into in the ordinary course of business consistent with past practice with any employee of the Companies or any of the Subsidiaries with annual base compensation of less than $100,000, (iv) hire or terminate (other than for cause) any employees of the Companies or any of the Subsidiaries with annual base compensation of more than $200,000 or (v) establish, enter into, adopt, amend, modify or terminate any Benefit Plan or arrangement that would have constituted a Benefit Plan if it existed as of the date of this Agreement;

(o) enter into any Contract with a Related Party (other than the Companies and the Subsidiaries) of the Companies or any Subsidiary;

(p) permit the lapse of any Registered Intellectual Property material to the business of any of the Companies or any of the Subsidiaries;

(q) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(r) commence any Legal Proceeding, or settle any Legal Proceeding, except in respect of settlement of a claim solely for the payment of monetary damages in an amount less than $5,000,000; or

(s) agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing.

5.3 Exclusivity. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, neither Sellers, the Companies nor any of the Subsidiaries shall, directly or indirectly, through any officer, director, employee, agent, partner, Affiliate, shareholder or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating, with respect to any of the Companies or any of the Subsidiaries, to any (a) merger, consolidation or other business combination, (b) acquisition or purchase of all or substantially all of the assets of, or all or any portion of the equity interests in, any of the Companies or any of the Subsidiaries, or (c) the entry into a recapitalization, reorganization or any other extraordinary business transaction (each, a “Competing Transaction”), nor enter into, participate in any or continue any ongoing discussions, negotiations or other communications regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with or facilitate any effort or attempt by any person or entity to effect a Competing Transaction. Sellers shall, and shall cause the Companies and the Subsidiaries to, immediately cease any existing activities, discussions, negotiations and other communications with any Persons with respect to any of the foregoing and request that such Persons destroy or return any confidential information. Sellers shall notify Buyers promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect to any Competing Transaction, is made. Any such notice to Buyers shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact.

5.4 Efforts.

(a) Subject to the terms and conditions hereof, each Party hereto shall use commercially reasonable efforts to (i) consummate the transactions contemplated hereby as promptly as practicable, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. The “commercially reasonable efforts” of Sellers shall not require Sellers, the Companies or the Subsidiaries, or their Affiliates or representatives to expend any material amount of money to (A) remedy any breach of any representation or warranty hereunder or (B) provide financing to Buyer for consummation of the transactions contemplated hereby.

(b) Sellers shall, or shall cause the Companies and the Subsidiaries to, use commercially reasonable efforts to give promptly such notice to third parties and obtain such third party consents and estoppel certificates as Buyers may in their sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Related Agreements. Buyers shall cooperate with and assist Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Buyers nor Sellers shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that Buyers or Sellers, as applicable, in its sole discretion may deem adverse to the interests of Buyers, Sellers or the Companies or any of the Subsidiaries, as the case may be.

5.5 Competition Clearance.

(a) Without limiting Section 5.4, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each Party also agrees to make, as promptly as practicable, any additional filings as may be required by any applicable non-U.S. competition, antitrust or investment laws, rules or regulations (“Foreign Competition Laws”) in order to obtain the Foreign Antitrust Approvals.

(b) Each Buyer, on the one hand, and each Seller, on the other hand, shall use its reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, the Exchange Control Act 1972 and related regulations or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences. As used in this Agreement, the term “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Competition Laws and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.5(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Buyer and each Seller shall take, or cause to be taken, all such actions as may be necessary to resolve objections or suits so as to permit consummation of the transactions contemplated by this Agreement in a timely manner. Notwithstanding anything in this Agreement to the contrary, the obligations of Buyers under this Section 5.5 shall include Buyers: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Buyers and their Affiliates contemporaneously with or subsequent to the Closing; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Companies and the Subsidiaries contemporaneously with or subsequent to the Closing; (iii) agreeing to permit any of the Companies or any of the Subsidiaries to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of any of the Companies or any of the Subsidiaries prior to the Closing; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Companies or the Subsidiaries or conduct of business arrangements or terminating any and all joint venture, strategic partnership and other similar agreements as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Authority necessary to consummate the transactions contemplated hereby, in each case, to the extent such action is necessary to avoid, prevent, eliminate or remove the actual or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Applicable Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Closing and the other transactions contemplated hereby by any Governmental Authority; provided that Buyers shall not be required to take any such action unless conditioned upon the express approval of the consummation of the transactions contemplated by this Agreement; provided; further, notwithstanding anything to the contrary set forth herein, in no event shall Sellers have the ability to independently agree to or independently enter into any discussions or arrangements with any Governmental Authority regarding any divestitures or other actions contemplated by this sentence. No actions taken pursuant to clauses (i) through (iv) of this Section 5.5(c) shall be considered for purposes of determining whether a Material Adverse Effect has occurred. Without limiting the generality of the foregoing, if any action or proceeding is threatened or instituted by any Governmental Authority or any other Person challenging the validity or legality of or seeking to restrain the consummation of the transactions contemplated by this Agreement, each Buyer and each Seller shall use its reasonable best efforts to avoid, resist, resolve or, if necessary, defend such action or proceeding. Each Buyer and each Seller shall use commercially reasonable efforts to diligently assist and cooperate in preparing and filing any and all written communications that are required to be submitted to any Governmental Authorities in connection with the transactions contemplated hereby and in obtaining any approvals and authorizations which are required to be obtained for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, which assistance and cooperation shall include using commercially reasonable efforts to: (A) timely furnish all information reasonably determined to be required to be included in such documents; (B) promptly provide copies of all written communications to or from any Governmental Authority relating to any Antitrust Law; provided, that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with Applicable Law; provided further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (C) keep the other Parties reasonably informed of any communication received or given in connection with any action or proceeding, in each case regarding the transactions contemplated by this Agreement; and (D) permit the other Party to review any communication given to any Governmental Authority or in connection with any proceeding related to the HSR Act or any Antitrust Law, in each case regarding the transactions contemplated by this Agreement. Neither Buyers, on one hand, nor Sellers, on the other hand, shall initiate or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the transactions contemplated by this Agreement, including any filings under the HSR Act or any Antitrust Law, without providing the other Party with reasonable prior notice of such meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion. Buyers shall be responsible for all filing fees under the HSR Act and Foreign Competition Laws.

(d) Prior to the expiration or termination of the waiting period under the HSR Act, Buyers shall not, and shall not permit any of their subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any Person if entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation or other transaction would reasonably be expected to (i) prevent or impose any delay in obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, including under the HSR Act or applicable Antitrust Law, (ii) cause any Governmental Authority to enter an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay or prevent the consummation of the transactions contemplated hereby.

5.6 Regulatory Compliance.

(a) As promptly as practicable or within seven (7) Business Days of the date hereof, or such other date as agreed to by the Parties, the Parties agree to prepare and file with the FCC such applications and filings as are necessary or appropriate to effect the transfer of the FCC Authorizations listed in Section 3.14(f)(i) of the Disclosure Schedule to Buyers and to provide such information as is required or reasonably requested by the FCC in connection with the pending renewal applications of the FCC Authorizations. Buyers will prepare and file with the FCC all forms and related exhibits, certifications and other documents necessary to satisfy the FCC’s requirements for “transfer of control” transactions. Each Party covenants and agrees that it will fully cooperate with the other, and do all things reasonably necessary to promptly submit, or cause to be submitted, the FCC Transfer of Control Application to the FCC and will promptly file or provide the other Party with all other information and documentary material which is required to be provided to or reasonably requested by the FCC in connection with the applications and filings contemplated by this Section 5.6(a), including any responses to FCC inquiries. Both Parties shall prosecute the filing of the transfer documents relating to the FCC Authorizations with all reasonable diligence in order to obtain the requisite approvals and shall take all such actions and give all such notices as may be required or requested by the FCC or as may be appropriate in an effort to expedite the grant of such approvals by the FCC. Each Party agrees promptly to evaluate any conditions and negotiate resolutions with the FCC as may be appropriate to expedite the grant of such consent by the FCC.

(b) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, Sellers shall, and Sellers shall cause the Companies and the Subsidiaries to, use reasonable best efforts to (i) cure any violations and defaults by any of them under any applicable rules and regulations of the FCC (“FCC Rules”), (ii) substantially comply with the terms of the FCC Authorizations and FCC Rules and (iii) file or cause to be filed with the FCC all reports and other filings required to be filed under applicable FCC Rules.

(c) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, Sellers shall, and shall cause the Companies and the Subsidiaries to, use their reasonable best efforts to (i) take such actions as are necessary to maintain and preserve the FCC Authorizations and (ii) refrain from taking any action that would reasonably be expected to cause the FCC or any other Governmental Authority with jurisdiction over Sellers, the Companies, or any of the Subsidiaries to institute proceedings for the suspension, revocation, or adverse modification of any FCC Authorizations.

(d) As soon as practicable, Sellers shall, and shall cause the Companies and the Subsidiaries to, take such steps as are necessary to renew any expiring FCC Authorizations, including preparing and filing with the appropriate Governmental Authorities all necessary applications in connection therewith promptly after the commencement of the period during which such applications may be made.

(e) Subject to any restrictions imposed by Applicable Law, Sellers shall (i) keep Buyers reasonably informed of any communication received from, or given by Sellers to, the FCC in connection with the Companies’ and the Subsidiaries’ FCC Authorizations and any renewals thereof, and (ii) permit Buyers to review any communication given by it to, and consult with Buyers in advance of any meeting or conference with, the FCC or any other Governmental Authority regarding the Companies’ and the Subsidiaries’ FCC Authorizations and any renewals thereof and give Buyers the opportunity to attend and participate in such meetings and conferences.

(f) The Parties agree that, solely with respect to the FCC Authorizations set forth in Section 3.14(f)(v) of the Disclosure Schedule, Sellers may satisfy the conditions precedent set forth in Sections 6.5 and 7.5 by causing Sensus Spectrum LLC to enter into Contracts to purchase additional FCC Authorizations for MAS or NPCS spectrum of equivalent or more capacity in order to replace any FCC Authorizations not approved for transfer by the FCC under Section 310(d) of the Communications Act, 47 U.S.C. §310(d); provided, however, that, if any such Contracts to purchase such spectrum are not consummated prior to the Closing, the purchase price thereunder shall be treated as a “current liability” for purposes of calculating Working Capital; provided, further that such replacement spectrum acquired prior to Closing shall be approved for transfer by the FCC under Section 310(d) of the Communications Act, 47 U.S.C. §310(d). In addition, any “partition” of any FCC Authorization set forth in Section 3.14(f)(v) of the Disclosure Schedule which has the effect of allowing the Companies and the Subsidiaries to continue their existing activity in the applicable market covered by such FCC Authorization shall satisfy the requirement to transfer the applicable FCC Authorization in accordance with the conditions precedent set forth in Sections 6.5 and 7.5.

5.7 Maintenance of Insurance. Sellers will cause the Companies and the Subsidiaries to continue to carry their existing insurance through the Closing Date, and shall not allow any breach, default or cancellation (other than expiration and replacement of policies in the ordinary cause of business) of such insurance policies or agreements to occur or exist that would be material to any of the Companies or any Subsidiary taken as a whole.

5.8 Supplemental Information. From time to time prior to the Closing, Sellers will promptly disclose in writing to Buyers any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Buyers or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE III hereof in any material respect; provided that no such disclosure shall be deemed to amend or supplement the Disclosure Schedules or affect in any way Buyers’ rights hereunder.

5.9 Preservation of Records; Post-Closing Access and Cooperation.

(a) For a period of seven (7) years after the Closing Date or such longer period required by Applicable Law, the Companies and the Subsidiaries shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Companies and the Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Companies and the Subsidiaries prior to the Closing Date.

(b) Buyers, the Companies and the Subsidiaries shall, for a period of seven (7) years after the Closing Date, afford promptly to Sellers and their employees and representatives upon reasonable advance notice reasonable access during normal business hours to such books and records of the Companies and the Subsidiaries to the extent reasonably requested by Sellers; provided, however, that (i) such access does not materially interfere with the conduct of the business of the Companies and the Subsidiaries, and (ii) such access does not include access to materials that are subject to the attorney-client, work-product or other privilege or access to any working papers of any independent accountant unless customary confidentiality and hold harmless agreements have been first executed.

(c) For a period of seven (7) years after the Closing Date or such longer period required by Applicable Law, Sellers shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Companies and the Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Companies and the Subsidiaries prior to the Closing Date that shall not otherwise have been delivered to Buyers, the Companies or a Subsidiary. Sellers shall, for a period of seven (7) years after the Closing Date, afford promptly to Buyers and their employees and representatives upon reasonable advance notice reasonable access during normal business hours to such books and records to the extent reasonably requested by Buyers; provided, however, that (i) such access does not materially interfere with the conduct of the business of Sellers, and (ii) such access does not include access to materials that are subject to the attorney-client, work-product or other privilege or access to any working papers of any independent accountant unless customary confidentiality and hold harmless agreements have been first executed.

5.10 Employees and Benefits.

(a) For a period of twelve (12) months following the Closing Date, Buyers shall, and shall cause the Companies and the Subsidiaries to, provide to all Employees while employed with any of the Companies or any of the Subsidiaries following the Closing Date (“Continuing Employees”) with (i) a base salary or hourly wage rate and target bonus opportunity that is no less than the base salary or hourly wage rate and target bonus opportunity provided to such Continuing Employees immediately before the Closing Date and (ii) employee benefits that are substantially equivalent to (or superior to), in the aggregate, the employee benefits applicable to the Continuing Employees immediately before the Closing Date.

(b) On and after the Closing, Buyers, the Companies and the Subsidiaries shall honor and be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Buyers, the Companies or any of the Subsidiaries (including breach of contract, defamation or retaliatory discharge) regarding any Continuing Employee, including any such liability (i) under any Applicable Law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, contract, policy, commitment, or arrangement of the Companies and the Subsidiaries, including with respect to severance or retention plans (including making payments under the Change in Control Plan to the extent such amounts constituted a Seller Transaction Expense hereunder), or to the extent such severance or retention plans provide payments or benefits with respect to any Continuing Employee.

(c) If, on and after the Closing, any event occurs which results in the forfeiture of any amount due and payable to any beneficiary of the Change in Control Plan (which payment constituted a Seller Transaction Expense and was reflected in the calculation of the Purchase Price hereunder), including as a result of the termination of such beneficiary by any Buyer, any Company or any Subsidiary with or without cause following the Closing, US Buyer shall, within ten (10) Business Days following each of the six (6) month anniversary of the Closing Date and the twelve (12)month anniversary of the Closing Date, remit the aggregate of such forfeited amounts to Sensus Worldwide or its designee (unless such amounts have already been remitted to Sensus Worldwide or any designee thereof).

(d) In any termination or layoff of any Employee by Buyers, the Companies or the Subsidiaries on or after the Closing, Buyers, the Companies and the Subsidiaries will comply fully, if applicable, with the WARN Act and all other applicable foreign, federal, state and local laws, including those prohibiting discrimination and requiring notice to employees, except for any noncompliance that could not result in any liability to Sellers. Buyers shall not, and shall cause the Companies and the Subsidiaries to not, at any time prior to sixty (60) days after the Closing date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any facility, site of employment, operating unit or employee of the Companies or the Subsidiaries without complying fully with the requirements of the WARN Act. Buyers, the Companies and the Subsidiaries will bear the cost of compliance with (or failure to comply with) any such laws.

(e) For periods on and after the Closing Date, the Companies and the Subsidiaries shall continue to have all obligations and liabilities under and with respect to the Benefit Plans and to or with respect to all persons entitled to benefits under the provisions of each such Benefit Plan, subject to the terms of each such Benefit Plan.

(f) This Section 5.10 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.10, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10. Without limiting the foregoing, no provision of this Section 5.10 will create any third party beneficiary rights in any Employee or any dependent or beneficiary thereof. No provision of this Agreement is intended to or shall otherwise constitute (i) a guarantee of continued employment of any Employee, (ii) a prohibition on Buyers from terminating the employment of any Employee, or (iii) the establishment or adoption of or an amendment to any employee benefit plan (including any Benefit Plan) for purposes of ERISA or otherwise, and nothing herein shall prevent the amendment, modification or termination of any employee benefit plan, program or arrangement sponsored, maintained or contributed to by Buyers or their Affiliates after the Closing.

5.11 Public Announcements. Sellers and Buyers will consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, and no Party shall, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), issue any such press release or make any such public statement, except as may be required by Applicable Law. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, The Jordan Company, L.P., The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and their respective Affiliates may provide (i) the financial results achieved by The Jordan Company, L.P., The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and their respective Affiliates with respect to their respective beneficial interest in the Companies and the Subsidiaries or (ii) a general description of the Companies and the Subsidiaries (including their financial performance, and The Jordan Company L.P.’s and its Affiliates’ investment and role therein), to the current or prospective limited partners or other business affiliates of The Jordan Company, L.P., The Goldman Sachs Group, Inc., Goldman, Sachs & Co. or such Affiliates and their respective advisors.

5.12 Indemnification of Directors and Officers.

(a) For six (6) years from and after the Closing Date, Buyers agree to cause each of the Companies and the Subsidiaries to jointly and severally indemnify and hold harmless all of their past and present officers and directors to the same extent such persons are indemnified by the Companies or the Subsidiaries as of the date hereof pursuant to the Governing Documents of the Companies or the Subsidiaries or any agreement between the Companies or the Subsidiaries and such officer or director, for acts or omissions occurring at or prior to the Closing Date, and Buyers shall not permit the Companies or the Subsidiaries to amend, repeal or modify any provision in the Companies’ or the Subsidiaries’ Governing Documents, or any agreement with an officer or director if such agreement is listed on Section 5.12(a) of the Disclosure Schedule, relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to the Closing Date.

(b) On or prior to the Closing Date, the Companies and the Subsidiaries shall obtain “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with respect to directors’ and officers’ liability insurance covering those persons who are currently covered by the Companies’ and the Subsidiaries’ directors’ and officers’ liability insurance policy on terms not less favorable than such existing insurance coverage; provided, that in the event that any claim is brought under such director’s and officer’s liability insurance policies, such policies shall be maintained until final disposition thereof. The fees, costs and expenses incurred in connection with such “tail” policy shall be borne by US Buyer; provided, however, that US Buyer shall not be required to pay an amount in respect of such “tail” policy in excess of 300% of the last annual premium paid by the Companies prior to the date hereof in respect of D&O coverage (such amount to be set forth in Section 5.12(b) of the Disclosure Schedule).

5.13 Certain Taxes. Buyers shall be responsible for and pay all federal, state, local and non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement, including any such amounts arising from the transfer of any of the Sub Shares. The Parties shall use reasonable best efforts to effectuate the transfer of the Sub Shares from Sensus USA to Sensus Lux or one of the other Luxembourg-incorporated Subsidiaries prior to the Closing Date. The out-of-pocket costs and expenses directly associated with any such transfer shall be borne by Buyers.

5.14 Confidentiality.

(a) Each of the Parties shall hold, and shall cause its representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement.

(b) For a period of five years following the Closing Date, Sellers shall not, and Sellers shall cause their Affiliates and the respective representatives of Sellers and their Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any information and data relating to the Companies or the Subsidiaries or the transactions contemplated hereby except that the foregoing requirements of this Section 5.14(b) shall not apply to the extent that any such information or data (i) is or becomes generally available to the public other than as a result of a breach of this Section 5.14(b), (ii) is required to be disclosed by Applicable Law or requested to be disclosed by a Governmental Authority (including any report, statement, testimony or other submission to such Governmental Authority), or in connection with any Legal Proceeding with respect to this Agreement or any of the Related Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any Legal Proceeding); provided, in the case of this clause (ii) that the disclosing party has given prior written notice of such disclosure to the non-disclosing party, or (iii) was or becomes available to Sellers, their Affiliates or their respective representatives a non-confidential basis and from a source that is not known to be bound by a confidentiality agreement with respect to such information or data. Notwithstanding the foregoing, (A) Sellers and their Affiliates shall not be deemed to be in breach of their obligations under this Section 5.14(b) if disclosure of such information is made in connection with the performance of their obligations under the Related Agreements and (B) The Jordan Company, L.P., The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and their respective Affiliates may provide (x) the financial results achieved by The Jordan Company, L.P., The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and their respective Affiliates during the period prior to Closing with respect to their respective beneficial interest in the Companies and the Subsidiaries or (y) a general description of the Companies and the Subsidiaries (including their financial performance during the period prior to the Closing, and The Jordan Company L.P.’s and its Affiliates’ investment and role therein), to the current or prospective limited partners or other business affiliates of The Jordan Company, L.P., The Goldman Sachs Group, Inc., Goldman, Sachs & Co. or such Affiliates and their respective advisors; provided, in each case, the recipients of such information, if confidential, are bound to maintain the confidentiality thereof.

5.15 Related Party Arrangements. Except for the Affiliate Agreements set forth in Section 5.15 of the Disclosure Schedule, this Agreement and the Related Agreements, on or prior to the Closing, all agreements between the Companies or the Subsidiaries, on the one hand, and any Related Party of the Companies or the Subsidiaries (other than the Companies or the Subsidiaries), on the other hand, including all Affiliate Agreements, shall be settled or terminated, in each case without any further liability of the Companies or any of the Subsidiaries.

5.16 Debt Financing Cooperation.

(a) Sellers shall, and shall cause the Companies and each of the Subsidiaries to, use its commercially reasonable efforts to cause its and their legal and accounting representatives to, provide to Buyers all cooperation that is customary and reasonably requested by Buyers to assist Buyers in arranging, obtaining and syndicating any debt financing in connection with the transactions contemplated by this Agreement (the “Debt Financing”). Such cooperation shall include, without limitation:

(i) reasonably cooperating with customary marketing efforts of Buyers for all or any portion of the Debt Financing, including causing the management team, with appropriate seniority and expertise, including senior executive officers, external auditors and advisors, in each case of the Companies and the Subsidiaries, to reasonably assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with proposed lenders, underwriters, initial purchasers, placement agents or rating agencies;

(ii) providing reasonable and timely assistance with the preparation of customary rating agency presentations, road show materials, bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents customarily required in connection with the Debt Financing, including the marketing and syndication thereof;

(iii) furnishing Buyers and their Debt Financing Source Parties, promptly following Buyers’ reasonable request, with all customary information relating to the Companies and the Subsidiaries reasonably required in connection with the Debt Financing, and using reasonable best efforts to assist Buyers with Buyers’ preparation of pro forma financial information and projections;

(iv) furnishing Buyers and their Debt Financing Source Parties promptly, and in any event at least five Business Days prior to the Closing Date (to the extent requested within ten (10) Business Days prior to the Closing Date), with all customary documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(v) providing reasonable authorization letters authorizing the distribution of information to prospective lenders;

(vi) using commercially reasonable efforts to cause the Companies’ independent accountants to provide assistance and cooperation to Buyers, including using commercially reasonable efforts to cause their participation in drafting sessions and accounting due diligence sessions, using reasonable best efforts to cause them to agree that Buyers may use their audit reports on the consolidated financial statements of the Companies in any materials relating to the Debt Financing or in connection with any filings made with the Securities and Exchange Commission or pursuant to Applicable Law, and using commercially reasonable efforts to cause them to provide any comfort letters reasonably necessary and reasonably requested by Buyers in connection with any debt capital markets transaction comprising a part of the Debt Financing, in each case, on customary terms and consistent with customary practice; and

(vii) as promptly as practicable on an ongoing basis, and in any event by the Closing Date, (A) furnishing Buyers and their Debt Financing Source Parties with (1) the Financial Statements and (2) unaudited consolidated financial statements of the Companies and the Subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date and for the corresponding period in the prior fiscal year; and (3) all other financial statements, financial data, audit reports and other information regarding the Companies and the Subsidiaries as are reasonably necessary to prepare pro forma financial statements of Buyers that shall meet the requirements of Regulation S-X and Regulation S-K under the Securities Act to the extent applicable with respect to a registration statement for Buyers’ securities under the Securities Act on Form S-1 for the most recent period for which financial statements are required to be delivered pursuant to clause (A)(1) and (A)(2), and (B) using reasonable best efforts to furnish Buyers and their Debt Financing Source Parties (1) all other financial statements, financial data, audit reports and other information (other than information described in clause (A)) regarding the Companies and the Subsidiaries of the type required by Form S-1, Regulation S-X and Regulation S-K under the Securities Act in connection with a registered public offering of debt securities of Buyers or as otherwise reasonably necessary to permit the Companies’ independent accountants to issue “comfort letters” to Buyers’ Debt Financing Source Parties (which accountants have confirmed they are prepared to issue), including as to customary negative assurances and change period in order to consummate any debt or equity capital markets transaction comprising a part of the Debt Financing and (2) such other financial and other information relating to the Companies and the Subsidiaries customary or reasonably necessary for the completion of such Debt Financing to the extent reasonably requested by Buyers to assist in preparation of customary offering or confidential information memoranda or otherwise to be used in connection with the marketing or consummation of the Debt Financing.

(b) Notwithstanding anything to the contrary contained in this Section 5.16: (i) Sellers, the Companies and the Subsidiaries shall not be required in connection with any Debt Financing to (A) pay any commitment or other fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyers, (B) take any action that would unreasonably interfere with the ongoing business or operations of Sellers, the Companies and the Subsidiaries, (C) require Sellers, the Companies or any of the Subsidiaries to take any action that conflicts with, or results in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Governing Documents of Sellers, the Companies or the Subsidiaries, any Applicable Laws, or any Contract, (D) provide any information subject to attorney-client privilege, attorney work product protection or other legal privilege, or (E) enter into or approve any agreement or other documentation (other than delivery of customary authorization and representation letters in connection with the Debt Financing), or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date, and (ii) no action, liability or obligation of Sellers, the Companies or the Subsidiaries pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization and representation letters) shall be effective until (or not be contingent upon) the Closing.

(c) Buyers shall (i) promptly upon request by Sellers or the Companies, reimburse Sellers or the Companies for all of their reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees, but excluding the costs of Sellers or the Companies’ preparation of their annual and quarterly financial statements) incurred by Sellers, the Companies and the Subsidiaries in connection with any cooperation contemplated by this Section 5.16(c) and, to the extent Buyers do not reimburse Sellers or the applicable Subsidiary for any such fees and expenses on or prior to the date of the Pre-Closing Statement, the Companies and the Subsidiaries shall be deemed to have a current asset on the Pre-Closing Statement in the amount of such unreimbursed fees and expenses, and (ii) indemnify and hold harmless Sellers, the Companies and the Subsidiaries against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost, settlement payment or expense incurred in connection with, or as a result of, the arrangement of the Debt Financing or their cooperation therewith and any information (other than information provided in writing by Sellers, the Companies or the Subsidiaries) used in connection therewith. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.2, as it applies to Sellers’ obligations under this Section 5.16, shall be deemed satisfied unless Sellers have willfully and materially breached its obligations under this Section 5.16.

(d) Sellers hereby consent to the use of the trademarks and logos of the Companies and the Subsidiaries in connection with the Debt Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Companies or any of the Subsidiaries or the reputation or goodwill of the Companies or any of the Subsidiaries.

5.17 Section 280G. Between the date hereof and the Closing Date, Sellers shall cause the Companies to submit to a vote of the equity holders of the Companies or any applicable Affiliate for their determination of all payments or benefits that in the absence of such a vote could reasonably be “parachute payments” (as defined in Section 280G(b)(1) of the Code), made to any individuals that are “disqualified individuals” (as such term is defined in Treasury Regulation Section 1.280G-1). Such equity holders vote shall meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder (including obtainment of any necessary waivers). Sellers shall provide copies of all calculations to Buyers prior to the submission of any such vote, and Buyers shall be provided at least three (3) Business Days to review and provide reasonable comments on all disqualified individual waivers and materials to be provided to equity holders.

5.18 Guarantees. Buyers and Sellers shall use commercially reasonable efforts to ensure that, effective as of the Closing Date, (a) all of the obligations and liabilities of Sensus Worldwide under the guarantees, indemnities, bonds, letters of credit and agreements set forth on

Section 5.18 of the Disclosure Schedules (collectively, the “Guarantees”) shall be fully and unconditionally released and (b) substitute arrangements, if required, of Buyers or their respective Affiliates shall be in effect; provided, however, that, if Parties are not successful in obtaining the full and unconditional release of Sensus Worldwide under any of the Guarantees (each, an “Unreleased Guarantee”) by the Closing Date, then Buyers shall indemnify Sensus Worldwide from and against any direct liabilities, losses, costs or expenses suffered or incurred by Sensus Worldwide in connection with each Unreleased Guarantee (including any demand or draw upon, or withdrawal from, any Unreleased Guarantee).

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF

BUYERS

The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyers) of the following conditions precedent on or before the Closing Date:

6.1 Representations and Warranties True as of Closing. Each of (a) the representations and warranties of Sellers set forth in Sections 3.1, 3.2 and 3.17 shall be true and correct in all respects (other than de minimis inaccuracies) on the date of this Agreement and as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), and (b) the other representations and warranties of Sellers in this Agreement (i) that are qualified as to Material Adverse Effect shall be true and correct on the date of this Agreement and as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), and (ii) that are not so qualified shall be true and correct on the date of this Agreement and as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except for failures of the representations and warranties referred to in this clause (b)(ii) to be true and correct that do not constitute, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

6.2 Compliance with Agreements and Covenants. Sellers shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing, in all material respects.

6.3 HSR Clearance. Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

6.4 Foreign Antitrust Approvals. The Foreign Antitrust Approvals shall have been taken, made or obtained, as applicable.

6.5 FCC Approvals. Subject to Section 5.6(f), the approvals required to be obtained from the FCC with respect to the FCC Authorizations set forth on Section 3.14(f)(i) of the Disclosure Schedule shall have been obtained pursuant to a Public Notice issued by the FCC under Section 310(d) of the Communications Act, 47 U.S.C. §310(d); provided that, with respect to the Specified FCC Authorizations, such approvals shall have been obtained or, if not obtained, the Specified FCC Authorizations shall have been withdrawn or terminated.

6.6 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) of the following conditions precedent on or before the Closing Date:

7.1 Representations and Warranties True as of Closing. Each of the representations and warranties of Buyers contained in ARTICLE IV (a) that are qualified as to “material adverse effect” shall be true and correct on the date of this Agreement and as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)) and (b) that are not so qualified shall be true and correct on the date of this Agreement and as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except for failures of the representations and warranties referred to in this clause (b) to be true and correct that do not constitute, and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyers’ ability to consummate the transactions contemplated hereby.

7.2 Compliance with Agreements and Covenants. Buyers shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing, in all material respects.

7.3 HSR Clearance. Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

7.4 Foreign Antitrust Approvals. The Foreign Antitrust Approvals shall have been taken, made or obtained, as applicable.

7.5 FCC Approvals. Subject to Section 5.6(f), the approvals required to be obtained from the FCC with respect to the FCC Authorizations set forth on Section 3.14(f)(i) of the Disclosure Schedule shall have been obtained pursuant to a Public Notice issued by the FCC under Section 310(d) of the Communications Act, 47 U.S.C. §310(d); provided that, with respect to the Specified FCC Authorizations, such approvals shall have been obtained or, if not obtained, the Specified FCC Authorizations shall have been withdrawn or terminated.

7.6 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date, as follows:

(a) with the mutual written consent of Sellers and Buyers; or

(b) by either Sellers or Buyers if the Closing shall not have occurred on or before the date that is six months after the date hereof (the “Termination Date”); provided, that if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) other than the conditions set forth in Sections 6.3, 6.4 or 6.5 or Sections 7.3, 7.4 or 7.5, then either Buyers or Sellers may extend the Termination Date for an additional three month period; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, resulted in or contributed to the failure of the Closing to occur on or before the Termination Date; or

(c) by Sellers, if Buyers shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in ARTICLE VII being satisfied, (ii) if capable of being cured, has not been cured by Buyers within thirty (30) calendar days after its receipt of written notice thereof from Sellers or (iii) is incapable of being cured; or

(d) by Buyers, if Sellers shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in ARTICLE VI being satisfied, (ii) if capable of being cured, has not been cured by Sellers within thirty (30) calendar days after its receipt of written notice thereof from Buyers or (iii) is incapable of being cured; or

(e) by Sellers if (i) all of the conditions set forth in ARTICLE VI and ARTICLE VII have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) Buyers fail to consummate the transactions contemplated by this Agreement within five (5) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.2(a) hereof and (iii) Sellers stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.2(a); or

(f) by either Sellers or Buyers if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any Party whose failure to comply with Section 5.4, Section 5.5 or Section 5.6 has caused, resulted in or contributed to, such action or inaction.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any Party that is in material breach of its obligations hereunder, or whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, resulted in or contribution to, the failure to satisfy any condition to the obligations of either Party hereunder.

8.2 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the Party’s independent advisors, investment bankers, consultants, counsels and accountants, incurred or paid by the Party or on its behalf in connection with the negotiation, preparation and execution of this Agreement and the Related Agreements, and the performance and consummation of the transactions contemplated hereby and thereby.

8.3 Effect of Termination. In the event of termination of this Agreement by either Sellers or Buyers as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any liability (other than as set forth in Section 8.2 or this Section 8.3) on the part of Buyers or Sellers; provided, however, that the provisions of Section 5.1(b) (Confidentiality Agreement), Section 5.11 (Public Announcements), Section 5.14 (Confidentiality), Section 8.2 (Expenses), this Section 8.3 and ARTICLE X will survive any termination hereof; provided further, however, that nothing in this Section 8.3 shall relieve any Party of any liability resulting from any intentional breach by such Party of this Agreement prior to termination or for Fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE IX

SURVIVAL AND RELEASE

9.1 Survival. The representations and warranties contained in Sections 3.1(a), Section 3.1(b) and 3.2 shall survive until the date that is twelve (12) months following the Closing Date. All other representations and warranties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall expire as of, and shall not survive, the Closing and none of Buyers, Sellers nor any of their respective Affiliates nor any of their directors, officers, employees, stockholders, partners, members or representatives shall have any liability whatsoever with respect to any such representation or warranty. Each and every covenant, undertaking or agreement contained in this Agreement (other than the Surviving Covenants) shall expire as of, and shall not survive, the Closing and none of the Parties, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives shall have any liability whatsoever with respect to any such covenant, undertaking or agreement. Each Surviving Covenant shall survive the Closing and will remain in full force and effect thereafter in accordance with their respective terms. For purposes of this Agreement “Surviving Covenants” means the covenants contained in Sections 2.4, 2.5, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 8.2, 9.1, 9.2 and Article X.

9.2 Releases.

(a) Effective as of the Closing Date, each Seller, on behalf of itself and its direct and indirect equityholders, heirs, legal representatives, successors and assigns (each a “Buyer Releasor”), hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Applicable Law, each of the Companies and the Subsidiaries, and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel and agents (each a “Buyer Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively “Claims”) which such Buyer Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing Date; provided, however, that nothing in this Section 9.2(a) shall relieve Buyers of any liability for Fraud, in which case the Buyer Releasors shall be entitled to all rights and remedies available at law or in equity; provided, further, that any Claims for Fraud must be initiated by a Buyer Releasor prior to the date that is eighteen (18) months following the Closing Date. Subject to the provisos in the immediately preceding sentence, each Buyer Releasor agrees not to, and agrees to cause its respective Affiliates and subsidiaries not to, assert any Claim against the Buyer Releasees. Notwithstanding the foregoing, each Buyer Releasor and its respective heirs, legal representatives, successors and assigns retain, and do not release, their rights and interests under the terms of this Agreement, the Related Agreements and the Confidentiality Agreement.

(b) Effective as of the Closing Date, each Buyer, each Company and each Subsidiary (each a “Seller Releasor”), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Applicable Law, each Seller, The Jordan Company, L.P., The Resolute Fund S.I.E, L.P., The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel and agents (each a “Seller Releasee”) of, from and against any and all Claims which such Seller Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing Date; provided, however, that nothing in this Section 9.2(b) shall relieve Sellers of any liability for Fraud, in which case the Seller Releasors shall be entitled to all rights and remedies available at law or in equity; provided, further, that any Claims for Fraud must be initiated by a Seller Releasor prior to the date that is eighteen (18) months following the Closing Date. Subject to the provisos in the immediately preceding sentence, each Seller Releasor agrees not to, and agrees to cause its respective Affiliates and subsidiaries not to, assert any Claim against the Seller Releasees. Notwithstanding the foregoing, each Seller Releasor and its respective heirs, legal representatives, successors and assigns retain, and do not release, their rights and interests (i) under the terms of this Agreement, the Related Agreements and the Confidentiality Agreement and (ii) in respect of any Claims that Buyers or any of their heirs, legal representatives, successors and assigns may have against a Seller Releasee under any pre-existing commercial or other arrangements or that are unrelated to the Companies and the Subsidiaries and the transactions contemplated by this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Amendment. This Agreement may be amended, modified or supplemented but only in a writing signed by Buyers and Sellers; provided, that no amendment to or waiver of this proviso to Section 10.1, Section 10.6 or Section 10.19 that is materially adverse to the Debt Financing Source Parties shall be effective without the written consent of the Debt Financing Source Parties.

10.2 Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile (with written confirmation thereof), (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to Sellers, addressed as follows:

c/o The Jordan Company, L.P.

399 Park Avenue

30th Floor

New York, New York 10022

Attention: Jonathan F. Boucher

Facsimile No.: (212) 755-5263

with a copy to (which shall not constitute notice):

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Philip O. Brandes

Facsimile No.: (212) 849-5958

(b)	If to Buyers, or after the Closing, the Companies, addressed as follows:

Xylem Inc.

1 International Drive

Rye Brook, NY 10573

Attention: General Counsel

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Barbara L. Becker

Facsimile No.: (212) 351-6202

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

10.3 Waivers. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.4 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement. Neither Sellers, on the one hand, nor Buyers, on the other hand, shall be deemed to be in breach of any covenant contained in this Agreement if such Party’s deemed breach is the result of any action or inaction on the part of the other. The Parties agree and acknowledge that, to the extent the terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

10.5 Successors and Assigns; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Parties hereto; provided further that each Buyer may assign this Agreement to any Affiliate of such Buyer without the prior consent of Sellers; provided further, that no assignment shall limit the assignor’s obligations hereunder. Any purported assignment in contravention of this Section 10.5 shall be null and void.

10.6 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, (i) the Persons referred to in Section 5.12 and Section 9.2 are hereby made third party beneficiaries of this Agreement and (ii) the Debt Financing Source

Parties are hereby made third party beneficiaries with respect to the proviso to Section 10.1, this Section 10.6 and Section 10.19 of this Agreement, in each case, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under this Agreement and the Related Agreements.

10.7 Further Assurances. Upon the reasonable request of Buyers or Sellers, each Party will on and after the Closing Date execute and deliver to the other Parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated by this Agreement, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby.

10.8 Entire Understanding. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement, the Related Agreements and the Confidentiality Agreement set forth the entire agreement and understanding of the Parties hereto and supersede any and all prior agreements, arrangements and understandings among the Parties.

10.9 APPLICABLE LAW. EXCEPT AS PROVIDED IN SECTION 10.19, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

10.10 JURISDICTION OF DISPUTES. EXCEPT AS PROVIDED IN SECTION 10.19, IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED IN NEW CASTLE COUNTY, DELAWARE, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.10 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 10.10 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW CASTLE COUNTY, DELAWARE); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.2 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE

EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce the rights and the obligations of the other Parties hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, the Parties agree that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Parties hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyers would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

10.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.15 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures.

10.16 Retention of Advisors. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, Sellers and their shareholders shall have the right, at their election, to retain Mayer Brown LLP and/or Conyers Dill & Pearman Limited to represent them in such matter, even if such representation shall be adverse to Buyers, the Companies and/or the Subsidiaries. Buyers, the Companies and the Subsidiaries, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably consent to any such representation in any such matter. Buyers, the Companies and the Subsidiaries, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any representation regarding a dispute arising under or in connection with this Agreement in the event of: (a) any adversity between the interests of Sellers and their shareholders, on the one hand, and Buyers, the Companies and the Subsidiaries, on the other hand, in any such dispute arising under or in connection with this Agreement; and/or (b) any communication between Mayer Brown LLP and/or Conyers Dill & Pearman Limited and the Companies, the Subsidiaries and their respective Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of any of the Companies or the Subsidiaries prior to Closing.

10.17 Protected Communication. The Parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Companies and any Subsidiary in and to all Protected Communications shall thereupon transfer to and be vested solely in Sellers and their successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Companies or any Subsidiary shall thereupon be vested exclusively in Sellers and their successors in interest and shall be exercised or waived solely as directed by Sellers or their successors in interest as between Sellers, on the one hand, and the Companies and the Subsidiaries, on the other hand. None of Buyers, the Companies, the Subsidiaries or any Person acting on any of their behalf shall, without the prior written consent of Sellers or their successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner in connection with any dispute or Legal Proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein; provided, however, the foregoing shall neither prohibit Buyers from seeking proper discovery of such documents nor Sellers from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto. Notwithstanding the foregoing, in the event that a dispute arises between Buyers, the Companies and the Subsidiaries and a third party other than a Party to this Agreement after the Closing, the Companies and the Subsidiaries may assert the attorney-client privilege to prevent disclosure of Protected Communications by Sellers, Sellers’ shareholders or their respective representatives to such third party. Sellers and their successors in interest shall have the right at any time prior to or following the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire.

10.18 No Waiver of Privilege, Protection from Disclosure or Use. The Parties hereto understand and agree that nothing in this Agreement, including the provisions of Section 10.16 and Section 10.17 regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the Parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information. The Parties agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. The Parties further agree that promptly after the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions and/or notes.

10.19 Waiver of Claims Against Debt Financing Source Parties and Governing Law and Forum for Any Actions Involving Debt Financing Source Parties. Notwithstanding anything to the contrary in this Agreement, each Seller agrees, on behalf of itself and its Affiliates, that none of the Debt Financing Source Parties shall have any liability to Sellers, the Companies or their respective Affiliates (other than Buyers) relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the financing of the transactions contemplated by this Agreement, whether at law or equity, in contract, in tort or otherwise, and that neither Sellers, the Companies nor any of their respective Affiliates (other than Buyers) will have any rights or claims against any Debt Financing Source Parties under this Agreement and any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Debt Financing Source Parties in respect of financing the transactions contemplated by this Agreement. Subject in all respects to the provisions of any other agreement (including any commitment letter or definitive agreement relating to any Debt Financing) between any Debt Financing Source Party and any Party hereto, all matters relating to any action or claim against any Debt Financing Source Party, and all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Source Parties in any way relating to the Debt Financing, shall be exclusively governed by, and construed in accordance with, the domestic law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of law of any jurisdiction other than the State of New York. Notwithstanding anything to the contrary in this Agreement, each Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law jurisdiction is vested in the Federal courts, the U.S. District Court for the Southern District of New York (and of the appropriate appellate courts therefrom). Notwithstanding anything herein to the contrary, each Party hereto waives any right to trial by jury with respect to any action related to the Debt Financing or the transactions contemplated thereby or arising out of any action, proceeding or counterclaim against any Debt Financing Source Party.

10.20 US Buyer Guarantee. US Buyer hereby irrevocably and unconditionally guarantees to the timely and full performance and discharge by Lux Buyer of and the compliance of Lux Buyer with all of Lux Buyer’s covenants, agreements and obligations hereunder, subject to the other terms and conditions of this Agreement, including, without limitation, the payment of (a) the Initial Purchase Price set forth in the Pre-Closing Statement at the Closing in accordance with Section 2.3(b) and (b) any additional payment if the Final Purchase Price is greater than the Initial Purchase Price in accordance with Section 2.4(g).

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLERS:

SENSUS WORLDWIDE LIMITED

By:	/s/ Dennis Bays
Name: Dennis Bays
Title: President

SENSUS INDUSTRIES LIMITED

By:	/s/ Dennis Bays
Name: Dennis Bays
Title: President

SENSUS USA INC

By:	/s/ Dennis Bays
Name:	Dennis Bays
Title:	President

BUYERS:

XYLEM INC.

By:	/s/ Patrick Decker
Name: Patrick Decker
Title: President and Chief Executive Officer

XYLEM LUXEMBOURG S.À R.L.

By:	/s/ Samir H. Patel
Name: Samir H. Patel
Title: Manager